PURCHASE AGREEMENT

                          by and among

                      SEABOARD CORPORATION,

                       MAXWELL FARMS, LLC,

                    GOLDSBORO MILLING COMPANY

                               and

                       GM ACQUISITION, LLC

                     As of September 9, 2010

                        TABLE OF CONTENTS
                                                                  Page


ARTICLE I.      CONSTRUCTION; DEFINITIONS                            1
   Section 1.1  Definitions                                          1
   Section 1.2  Other Definitions                                   14
   Section 1.3  Construction                                        16
   Section 1.4  Accounting Terms                                    16


ARTICLE II.     PURCHASE AND SALE                                   16
   Section 2.1  Maxwell Closing                                     16
   Section 2.2  Seaboard Closing                                    18
   Section 2.3  Further Assurances                                  18


ARTICLE III.    CLOSING DATE STATEMENTS; ADJUSTMENTS                18
   Section 3.1  Closing Date Statements                             18
   Section 3.2  Adjustment of Maxwell Purchase Price                19
   Section 3.3  Goldsboro Parties Release                           21


ARTICLE IV.     REPRESENTATIONS AND WARRANTIES RELATED TO THE
                COMPANY                                             21
   Section 4.1  Organization                                        21
   Section 4.2  Authorization                                       21
   Section 4.3  Capital Structure                                   22
   Section 4.4  Subsidiaries                                        23
   Section 4.5  Absence of Restrictions and Conflicts               23
   Section 4.6  Real Property                                       23
   Section 4.7  Title to Assets; Related Matters                    24
   Section 4.8  Inventory                                           24
   Section 4.9  Financial Statements                                25
   Section 4.10 No Undisclosed Liabilities                          25
   Section 4.11 Absence of Certain Changes                          25
   Section 4.12 Legal Proceedings                                   25
   Section 4.13 Compliance with Law                                 26
   Section 4.14 Company Contracts                                   26
   Section 4.15 Tax Returns; Taxes                                  26
   Section 4.16 Officers and Employees                              28
   Section 4.17 Company Benefit Plans                               28
   Section 4.18 Labor Relations                                     29
   Section 4.19 Insurance Policies                                  30
   Section 4.20 Environmental, Health and Safety Matters            30
   Section 4.21 Intellectual Property                               31
   Section 4.22 Software                                            33
   Section 4.23 Transactions with Affiliates                        33
   Section 4.24 Undisclosed Payments                                33

   Section 4.25 Customer and Supplier Relations                     33
   Section 4.26 Notes; Accounts Receivable                          34
   Section 4.27 Licenses                                            34
   Section 4.28 Ethical Practices                                   34
   Section 4.29 Product and Service Warranties and Guaranties       35
   Section 4.30 Brokers, Finders and Investment Bankers             35
   Section 4.31 Guarantees                                          35
   Section 4.32 Financial Capability                                35
   Section 4.33 Disclosure                                          36


ARTICLE V.      REPRESENTATIONS AND WARRANTIES RELATED TO THE
                MAXWELL GROWING INTEREST                            36
   Section 5.1  Real Property                                       36
   Section 5.2  Title to Assets; Related Matters                    37
   Section 5.3  Inventory                                           37
   Section 5.4  No Other Assumed Liabilities                        37
   Section 5.5  Legal Proceedings                                   37
   Section 5.6  Compliance with Law                                 38
   Section 5.7  Maxwell Growing Interest Contracts                  38
   Section 5.8  Officers and Employees                              39
   Section 5.9  MGI Benefit Plans                                   39
   Section 5.10 Labor Relations                                     40
   Section 5.11 Insurance Policies                                  40
   Section 5.12 Environmental, Health and Safety Matters            41
   Section 5.13 Intellectual Property                               42
   Section 5.14 Software                                            42
   Section 5.15 Transactions with Affiliates                        43
   Section 5.16 Undisclosed Payments                                43
   Section 5.17 Supplier Relations                                  43
   Section 5.18 Licenses                                            43


ARTICLE VI.     REPRESENTATIONS AND WARRANTIES RELATED TO THE
                GOLDSBORO PARTIES                                   44
   Section 6.1  Authorization                                       44
   Section 6.2  Absence of Restrictions and Conflicts               44
   Section 6.3  Ownership of Equity                                 44
   Section 6.4  Legal Proceedings                                   45


ARTICLE VII.    REPRESENTATIONS AND WARRANTIES OF THE
                PURCHASER                                           45
   Section 7.1  Organization                                        45
   Section 7.2  Authorization                                       45
   Section 7.3  Absence of Restrictions and Conflicts               45
   Section 7.4  Financial Capability                                46


ARTICLE VIII.   CERTAIN COVENANTS AND AGREEMENTS                    46
   Section 8.1  Conduct of Business by the Company                  46

   Section 8.2  Inspection and Access to Information                46
   Section 8.3  Notices of Certain Events                           47
   Section 8.4  Interim Financials                                  47
   Section 8.5  No Solicitation of Transactions                     47
   Section 8.6  Reasonable Efforts; Further Assurances; Cooperation 48
   Section 8.7  Public Announcements                                50
   Section 8.8  Supplements to Schedules                            50
   Section 8.9  Confidentiality                                     50
   Section 8.10 Tax Matters                                         50
   Section 8.11 Growing Interest Assets                             50
   Section 8.12 Seaboard Commitment Letters                         51
   Section 8.13 Commitment Fees                                     51


ARTICLE IX.     CONDITIONS TO CLOSING                               51
   Section 9.1  Conditions to Obligations of Each Party             51
   Section 9.2  Conditions to Obligations of the Purchaser          52
   Section 9.3  Conditions to Obligations of the Goldsboro Parties  54


ARTICLE X.      CLOSING                                             54
   Section 10.1 Closing                                             54
   Section 10.2 Goldsboro Parties' Closing Deliveries               54
   Section 10.3 Purchaser Closing Deliveries                        55


ARTICLE XI.     TERMINATION                                         56
   Section 11.1 Termination                                         56
   Section 11.2 Specific Performance and Other Remedies             56
   Section 11.3 Effect of Termination                               57


ARTICLE XII.    INDEMNIFICATION                                     57
   Section 12.1 Indemnification Obligations of the Goldsboro
                Parties to the Company                              57
   Section 12.2 Indemnification Obligations of the Goldsboro
                Parties to the Purchaser                            58
   Section 12.3 Indemnification Obligations of the Purchaser        58
   Section 12.4 Indemnification Procedure                           59
   Section 12.5 Claims Period                                       61
   Section 12.6 Liability Limits.                                   62
   Section 12.7 Exclusive Remedy                                    62


ARTICLE XIII.   MISCELLANEOUS PROVISIONS                            62
   Section 13.1 Notices                                             62
   Section 13.2 Assignment; Successors in Interest                  63
   Section 13.3 Captions                                            63
   Section 13.4 Controlling Law; Amendment                          63
   Section 13.5 Consent to Jurisdiction, Etc                        63
   Section 13.6 Severability                                        64
   Section 13.7 Counterparts                                        64
   Section 13.8 Enforcement of Certain Rights                       64
   Section 13.9 Waiver                                              64

   Section 13.10 Integration                                        64
   Section 13.11 Cooperation Following the Closing                  64
   Section 13.12 Transaction Costs                                  64

                       PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (this "Agreement"), dated as of September 9, 2010, is made and entered into by and among SEABOARD CORPORATION, a Delaware corporation (the "Purchaser"), MAXWELL FARMS, LLC, a North Carolina limited liability company ("Maxwell"), GOLDSBORO MILLING COMPANY, a North Carolina corporation ("Goldsboro" and, collectively with Maxwell, the "Maxwell Group") and GM ACQUISITION, LLC, a North Carolina limited liability company ("Newco" and, collectively with Maxwell and Goldsboro, the "Goldsboro Parties" and each, individually, a "Goldsboro Party"). The Purchaser, Maxwell, Goldsboro and Newco are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

                      W I T N E S S E T H:

     WHEREAS, pursuant to the terms of the Operating Agreement (the "Operating Agreement") of Butterball, LLC, a North Carolina limited liability company (the "Company") among the Company, Maxwell and Murphy-Brown LLC, a Delaware limited liability company ("Murphy-Brown"), dated September 27, 2006, Maxwell currently holds 51% of the outstanding Membership Interests (as hereinafter defined) of the Company and Murphy-Brown currently holds 49% of the outstanding Membership Interests (the "Murphy-Brown Membership Interest") of the Company;

     WHEREAS, pursuant to the terms of the Operating Agreement, Murphy-Brown has delivered a Buy/Sell Notice (the "Buy/Sell Notice"), dated March 15, 2010, pursuant to which Murphy-Brown has offered to sell the Murphy-Brown Membership Interest, the MB Member Note and the Murphy-Brown Growing Interest (as hereinafter defined) (the Murphy-Brown Membership Interest, the MB Member Note and the Murphy-Brown Growing Interest collectively referred to as the "Murphy-Brown Butterball Interest") to Maxwell in accordance with the terms of the Operating Agreement and the Buy/Sell Notice; and

     WHEREAS, the Parties desire to enter into a series of transactions as more specifically described in this Agreement pursuant to which the Purchaser and Maxwell will, upon consummation of such transactions, each own 50% of the outstanding Membership Interests of the Company, and the Company will own the Murphy-Brown Growing Interest and the Maxwell Growing Interest (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees:

                           ARTICLE I.
                    CONSTRUCTION; DEFINITIONS

     Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

     "Additional Maxwell Growing Interest Assets" means an approximately 40 acre parcel of real property and related improvements in Sampson County, North Carolina which Goldsboro has an option to purchase from Coharie Hog Farm, Inc. and portions of the so called Henderson Farm, Shepard Farm and Steven's Farm as more specifically described on Schedule 1.1(a).

     "Adjacent Owners" means the owners of the real property located adjacent to the real property included in the Maxwell
Growing Interest or the Murphy-Brown Growing Interest.

     "Affiliate" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

     "Appraisal" means that certain joint appraisal and report, dated as of June 11, 2010, prepared by and among Farmers National Company, CB Richard Ellis and Duff and Phelps, LLC, pursuant to the terms of Article 10 of the Operating Agreement and the instructions of Maxwell and Murphy-Brown.

     "Balance Sheet" means the audited consolidated balance sheet of  the  Company  and  its Subsidiaries as  of  January  3,  2010
included in the Financial Statements.

     "Business"  means  the operations of  the  Company  and  its
Subsidiaries,   including  the  production  of   branded   turkey
products.

     "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

     "Butterball Closing Date Indebtedness" means all Indebtedness of the Company and its Subsidiaries under the Term Debt and the Revolver to the extent such Indebtedness is outstanding as of the Closing Date prior to the payment of such Indebtedness pursuant to Section 2.1(d) out of the New Butterball Credit Facility Loan Proceeds.

     "CERCLA" means the United States Comprehensive Environmental
Response, Compensation and Liability Act, 42 U.S.C. 9607 et  seq.
and the rules and regulations promulgated thereunder.

     "Claims Period" means the period during which a claim for indemnification may be asserted hereunder by an Indemnified
Party.

     "Closing" means the consummation of the Maxwell Closing and the Seaboard Closing as set forth in Section 10.1 of this Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Code"  means  the United States Internal  Revenue  Code  of
1986, as amended.

     "Commercial Software" means commercial "off the shelf" software understood as third party software that is generally made available pursuant to a "shrink wrap" license or that is otherwise commercially available to all licensees pursuant to a standard end-user license.

     "Commitment Fees" means the "commitment fees" payable by Maxwell, the Purchaser or the Company related to the Butterball Refinancing, whether payable to a third party or the Purchaser. For purposes of this definition, "commitment fees" refers to fees, which are commonly referred to either as "commitment" fees or "underwriter" fees, that are paid to ensure that the New Butterball Credit Facility Loan Proceeds will be available as of Closing (including the Seaboard Commitment Fee), and "commitment fees" will not include "arrangement fees" or other on-going fees related to bank lines, which may also be payable by the Company in connection with the Butterball Refinancing.

     "Company   Ancillary  Documents"  means   any   certificate,
agreement, document or other instrument to be executed and delivered by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

     "Company Benefit Plan" means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which the Company or any of its Subsidiaries has, or might have, any other liabilities.

     "Company Contracts" means all existing written contracts and agreements to which the Company or any of its Subsidiaries is a party, by which the Company, any of its Subsidiaries or any property of any of them is subject or by which the Company or any of its Subsidiaries is otherwise bound (other than the leases relating to the Leased Real Property set forth on Schedule 4.6(c), the Employment Agreements set forth on Schedule 4.16, the Company Benefit Plans set forth on Schedule 4.17, the labor agreements set forth on Schedule 4.18, and the insurance policies set forth on Schedule 4.19) (a) involving an annual commitment or annual payment to or from the Company or any of its Subsidiaries of more than $1,000,000 individually or (b) the termination or cancellation of which would be reasonably likely to result in a Material Adverse Effect on the Business.

     "Company Indemnified Parties" means the Company and its Subsidiaries and each of the successors and assigns of any of the foregoing.

     "Company   Intellectual  Property"  means  any  Intellectual
Property that is owned by or licensed to the Company or any of its Subsidiaries, including the Company Registered Intellectual
Property.

     "Company  Licensed Software" means all Software (other  than
Company Proprietary Software and Commercial Software) used by the
Company or any of its Subsidiaries.

     "Company Proprietary Software" means all Software owned by the Company or any of its Subsidiaries.

     "Company Real Property" means the Leased Real Property and the Owned Real Property.

     "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by or licensed to the Company or any of its Subsidiaries.

     "Company Software" means the Company Licensed Software and the Company Proprietary Software.

     "Confidential Information" means any trade secrets or similar data or information of the Company or any of its Subsidiaries that provides the Company or any of its Subsidiaries with a competitive advantage by virtue of not being generally known to the public or competitors.

     "Control"  means,  when used with respect to  any  specified
Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Customer" means each customer that paid the Company or any of its Subsidiaries in the aggregate more than $25,000,000 during the 12-month period ended on August 1, 2010.

     "Deeds" means the deeds to be delivered to the Company pursuant to the M-G Purchase Agreement.

     "Disclosure Schedule" means the disclosure schedule to this Agreement, in the form agreed to by the Parties.

     "Dollar", "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

     "Employee  Benefit Plan" means, with respect to any  Person,
(a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is or was at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, or "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit and (d) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

     "Employment Agreement" means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement, retention agreement, or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship with an individual, in respect to any current officer, employee, consultant or independent contractor, and further includes any agreement with any former officer of employee pursuant to which such officer or employee is entitled to any compensation to be made after the Closing Date.

     "Environmental Laws" means all federal, state, or local or foreign Laws relating to human health and safety, protection of the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control, product registration or the regulation of Hazardous Materials.

     "ERISA"  means the United States Employee Retirement  Income
Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" means any Person (whether incorporated or unincorporated) that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 414 of the Code.

     "Estimated Working Capital Deficit" means the amount, if any, by which the Estimated Net Working Capital is less than the Target Working Capital, as reflected on the Estimated Working
Capital Schedule.

     "Estimated Working Capital Surplus" means the amount, if any, by which the Estimated Net Working Capital exceeds the Target Working Capital, as reflected on the Estimated Working
Capital Schedule.

     "Excluded Maxwell Growing Interest Assets" means the real property commonly known as Neuse Farm, portions of the Newsome 2 DO Farm, and portions of the so called Lake Breeder Farm, Spring Creek Farm and Sasser Darkout and Fields Farm and personal property consisting of twelve (12) feed and four (4) rendering trucks, all more specifically described on Schedule 1.1(b).

     "Expiration  Date"  means the date  set  forth  on  Schedule
1.1(c).

     "Feed Supply Agreement" means that feed supply agreement to be entered into by Sleepy Creek Turkeys, Inc., an Affiliate of the entities that comprise the Maxwell Group, and the Company on the Closing Date, in the form agreed to by the Parties.

     "Final  Working  Capital Schedule" means the "Final  Working
Capital  Schedule" as finally determined pursuant to Section  3.2 hereof.

     "Financial Statements" means (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of January 3, 2010, December 28, 2008, and December 30, 2007 and the audited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the 12-month periods then ended and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of August 1, 2010 and the unaudited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the seven-month period then ended.

     "Financing Fees" means all fees (including "arrangement" fees) and expenses incurred by the Company and its Subsidiaries with respect to the Butterball Refinancing other than the Commitment Fees.

     "FLSA" means the United States Fair Labor Standards Act and the rules and regulations promulgated thereunder.

     "GAAP" means generally accepted accounting principles in the United States as applied consistently with the past practices of the Company and its Subsidiaries in the preparation of the year-end audited Financial Statements.

     "Goldsboro Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Goldsboro Party or any Affiliate of any Goldsboro Party (other than the Company or any of its Subsidiaries) in connection with the transactions contemplated hereby.

     "Goldsboro Indemnified Parties" means the Goldsboro Parties and their Affiliates, each of their respective officers and directors and each of the heirs, executors, successors and assigns of any of the foregoing.

     "Governmental Entity" means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

     "Hazardous Materials" means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Environmental Law.

     "HSR   Act"   means   the  United  States  Hart-Scott-Rodino
Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

     "Indebtedness" means all indebtedness with respect to borrowed money, including loans, deferred consideration, debts, any liabilities under acceptances, credit cards, monies due under capitalized leases or financial leases (but excluding operating leases), or for the deferred purchase price of property or services for which the applicable Person is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which the applicable Person otherwise assures against loss, including but not limited to bank debt, bank fees, shareholder debt and vendor debt, including, in each case above, any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date.

     "Indemnified  Party"  means a Company Indemnified  Party,  a
Purchaser Indemnified Party or a Goldsboro Indemnified Party.

     "Intellectual Property" means any or all of the following and all rights, arising out of or associated therewith: (a) all United States and foreign patents and applications therefor and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;
(b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), including Software, all copyrights, copyright registrations and applications therefor, all registered mask works and applications for mask work registration; and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, brands, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world and all goodwill and other rights related thereto; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "Knowledge" with respect to the Goldsboro Parties means all facts known by Walter Pelletier or Tom Howell on the date hereof after due inquiry with respect to the matters at hand (including, in the case of matters related to the Company and its Subsidiaries, discussions with Keith Shoemaker, Ed Kacsuta, Kerry Doughty, George Nalley, Alice Johnson and Gary Lenaghan), and all facts that any of the foregoing Persons should have known on the date hereof with respect to the matters at hand if such Person had made due inquiry and exercised reasonable diligence in the context which, with respect to the Company, takes into consideration that the Goldsboro Parties are a 51% owner of the Company and are not an operator of the Company.

     "Laws"   means  all  statutes,  rules,  codes,  regulations,
restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

     "Leased Real Property" means the parcels of real property of which the Company or any of its Subsidiaries is the lessee
(together with all fixtures and improvements thereon).

     "Legal Dispute" means any action, suit, arbitration or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

     "Legal Proceeding" means any suit, action, claim, arbitration, proceeding or investigation pending, as of the Closing Date, against the Company, any of its Subsidiaries, Maxwell or any MGI Subsidiary, or their respective real or personal property, before any Governmental Entity or any arbitrator.

     "Licenses" means all notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

     "Liens"   mean  all  mortgages,  liens,  pledges,   security
interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

     "Losses"   means   liabilities,  damages,   losses,   costs,
expenses, penalties and fines.

     "Material Adverse Effect" means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to be materially adverse to the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of the Company and its Subsidiaries, taken as a whole. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by the Goldsboro Parties of their obligations hereunder or the consummation of the transactions contemplated hereby.

     "Maxwell Closing" means the consummation of the transactions contemplated by Section 2.1 hereof.

     "Maxwell Expenses" means the legal, accounting, financial advisory and other advisory or consulting fees and expenses incurred by the Goldsboro Parties in connection with the transactions contemplated by this Agreement, including amounts payable to (a) Kilpatrick Stockton LLP, (b) McColl Partners, (c) CB Richard Ellis or (d) Duff and Phelps, LLC, but excluding any Commitment Fees paid by the Goldsboro Parties.

     "Maxwell Family" means each of the following individuals and their respective spouses and descendants thereof: Mary Ann
Maxwell, Charlotte M. Weaver, Elizabeth M. Yarboro, James L. Maxwell, III, Elizabeth M. Pelletier and Mildred G. Maxwell.

     "Maxwell Group Member Note" means (a) that certain Promissory Note between the Company's predecessor-in-interest, Carolina Turkeys, and Sleepy Creek Turkeys, Inc., dated January 1, 2006, in the original principal amount of $3,060,000.00 and amended by letter agreement between Company and Sleepy Creek Turkeys, Inc.; (b) that certain Promissory Note between the Company's predecessor-in-interest, Carolina Turkeys, and Maxwell Foods, Inc. dated January 1, 2006, in the original principal amount of $4,590,000.00 and amended by letter agreement between Company and Maxwell Foods, Inc.; and (c) that certain Promissory Note between the Company's predecessor-in-interest, Carolina Turkeys, and Goldsboro Milling Company dated January 1, 2006, in the original principal amount of $4,947,000.00 and amended by letter agreement between Company and Goldsboro Milling Company.

     "Maxwell Growing Interest" means the turkey growing interests of Maxwell, the MGI Subsidiaries and their Affiliates as described on Schedule 1.1(d). For purposes of clarity, the Maxwell Growing Interest shall not include the Excluded Maxwell Growing Interest Assets and shall include the Additional Maxwell Growing Interest Assets.

     "Maxwell  Indiana" means Maxwell Farms of Indiana, Inc.,  an
Indiana corporation.

     "Maxwell Membership Interest" means the Membership Interests of the Company owned by Maxwell.

     "Maxwell Purchase Price" means an amount equal to (a) Two Hundred Fifty-One Million Nine Hundred Thousand Dollars ($251,900,000) minus (b) the aggregate amount of the Butterball Closing Date Indebtedness minus (c) the aggregate amount of the Murphy-Brown Member Note Purchase Price minus (d) the aggregate amount of the Maxwell Group Member Note Purchase Price minus (e) the amount of any Estimated Working Capital Deficit, if any, plus
(f) the amount of any Estimated Working Capital Surplus, if any.

     "Maxwell   Redemption   Agreement"  means   the   redemption
agreement to be entered into by Maxwell and the Company on the Closing Date, in the form agreed to by the Parties.

     "Maxwell Target Price" means an amount equal to (a) One Hundred Ninety-Eight Million Five Hundred Thousand Dollars ($198,500,000), plus (b) the amount, if any, by which the total amount of current assets included in the Maxwell Growing Interest sold to Smithfield and its Affiliates exceeds Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000), minus (c) the amount, if any, by which the total amount of current assets included in the Maxwell Growing Interest sold to Smithfield and its Affiliates is less than Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000).

     "MB Member Note" means (a) that certain Promissory Note between the Company's predecessor-in-interest, Carolina Turkeys, and Murphy-Brown, LLC dated January 1, 2006, in the original principal amount of $7,350,000.00 and amended by letter agreement between Company and Murphy-Brown, LLC and (b) that certain Promissory Note between the Company's predecessor-in-interest, Carolina Turkeys, and Murphy-Brown, LLC dated January 1, 2006, in the original principal amount of $4,753,000.00 and amended by letter agreement between Company and Murphy-Brown, LLC.

     "Membership Interests" means "Membership Interests"  in  the
Company (as defined in the Operating Agreement).

     "M-G Purchase Agreement" means the purchase agreement to be entered into by the Company, on the one hand, and the Maxwell Group, certain MGI Subsidiaries and their Affiliates, on the other hand, on the Closing Date, in the form agreed to by the Parties.

     "MGI Benefit Plan" means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by Maxwell or any MGI Subsidiary or to which Maxwell or any MGI Subsidiary makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which Maxwell or any MGI Subsidiary has, or might have, any other liabilities, in each case, in connection with the MGI Business.

     "MGI Business" means the live turkey operations of Maxwell or the MGI Subsidiaries or their Affiliates that will be sold to the Company as part of the MG Purchase.

     "MGI  Licensed Software" means all Software (other than  MGI
Proprietary Software) used by Maxwell or any MGI Subsidiary in the MGI Business.

     "MGI Proprietary Software" means all Software owned by Maxwell or any MGI Subsidiary and used in the MGI Business.

     "MGI Real Property" means the parcels of real property related to the Maxwell Growing Interest and included in the Appraisal, of which Maxwell or one of the MGI Subsidiaries or Affiliates is fee title owner (together with all fixtures and improvements thereon), which may be adjusted from the property included in the Appraisal based on final surveys or geographical, access or existing physical features, which adjustments shall in no event impair in any material respect the operation of the MGI Business conducted from such property.

     "MGI  Software" means the MGI Licensed Software and the  MGI
Proprietary Software.

     "MGI Subsidiary" or "MGI Subsidiaries" means any or all Persons engaged in the MGI Business of which Maxwell shall own directly, or indirectly through another Person, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

     "Murphy-Brown Butterball Interest Contribution Agreement" means the contribution agreement to be entered into by Newco and the Company on the Closing Date, in the form agreed to by the Parties.

     "Murphy-Brown Contracts" means the Assumed Turkey Contracts as defined in the Murphy-Brown Purchase Agreement.

     "Murphy-Brown Growing Interest" means the turkey growing interests of Murphy-Brown and its Affiliates as described on
Schedule 1.1(e).

     "Murphy-Brown   Purchase  Agreement"  means   the   purchase
agreement to be entered into by Newco and Murphy-Brown on or prior to the Closing Date, in the form agreed to by the Parties.

     "Net Working Capital" means (a) the current assets of the Company and its Subsidiaries on a consolidated basis less (b) the liabilities of the Company and its Subsidiaries on a consolidated basis, as of the Closing Date, determined in accordance with the Working Capital Guidelines.

     "Newco Promissory Note" means the unconditional promissory note to be issued by Newco to the Purchaser on the Closing Date, in the form agreed to by the Parties.

     "Ordinary Course" means the ordinary course of Business of the Company and its Subsidiaries consistent with past practice or the ordinary course of MGI Business of Maxwell and the MGI
Subsidiaries consistent with past practice, as applicable.

     "Owned Real Property" means the parcels of real property of which the Company or a Subsidiary is fee title owner (together with all fixtures and improvements thereon).

     "Pathology Lab Services Agreement and Lease" means, collectively, that pathology lab services agreement to be entered into by Maxwell Foods, LLC and Maxwell Farms of Indiana, Inc., each an Affiliate of the entities that comprise the Maxwell Group, and the Company on the Closing Date and that lease to be entered into by Goldsboro and the Company on the Closing Date, each in the form agreed to by the Parties.

     "Permitted Liens" means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, (d) mortgage Liens existing as of the date hereof, but which will be paid-off and released at Closing, and (e) in the case of Company Real Property and MGI Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title or survey, as well as matters reflected in existing title policies or title commitments covering the Company Real Property and the MGI Real Property, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel, (ii) have more than an immaterial effect on the value thereof or its use or (iii) would impair the ability of such parcel to be sold, leased or subleased for its present use.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

     "Preliminary  Working  Capital  Schedule"  means   a   draft
schedule of the Net Working Capital, which shall include a calculation of each of the Net Working Capital, the Working Capital Surplus, if any, and the Working Capital Deficit, if any.

     "Purchaser   Ancillary  Documents"  means  any  certificate,
agreement,  document  or  other  instrument,  other   than   this
Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

     "Purchaser Indemnified Parties" means the Purchaser and its Affiliates, each of their respective officers and directors and each of the heirs, executors, successors and assigns of any of the foregoing.

     "Registered Intellectual Property" means (a) all United States and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) registered mask works and applications for mask work registration; and (b) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

     "Release" means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

     "Revolver" means (a) that certain Credit Agreement, dated as of October 2, 2006, by and among the Company, as Borrower, CT of Kinston, LLC, as Guarantor, certain Lenders from time to time party thereto, and Bank of Montreal (Chicago Branch), as Administrative Agent, as amended by a first amendment thereto and by that certain Second Amendment to Credit Agreement dated as of August 28, 2008, (b) that certain Revolver Note by the Company, as Borrower, in favor of Bank of Montreal (Chicago Branch), as Lender, in the original principal amount of up to $162,500,000.00 dated October 2, 2006, (c) that certain Revolver Note by the Company, as Borrower, in favor of Bank of Montreal (Chicago Branch), as Lender, in the original principal amount of up to $37,500,000.00 dated October 2, 2006, and (d) that certain Swing Note by the Company, as Borrower, in favor of Bank of Montreal (Chicago Branch), as Lender, in the original principal amount of up to $20,000,000.00 dated October 2, 2006.

     "Schedule"  means  a  schedule included  in  the  Disclosure
Schedule, as such schedule is more specifically identified herein.

     "Seaboard   Closing"   means   the   consummation   of   the
transactions contemplated by Section 2.2 hereof.

     "Seaboard Commitment Fee" means the Commitment Fee in the amount of $8,000,000 which will be payable by the Company to the Purchaser in connection with the Closing pursuant to the Seaboard
Commitment Letters.

     "Seaboard Commitment Letters" means, collectively, (a) the commitment letter, dated the date hereof, from Seaboard to, and accepted and agreed to by, Maxwell (together with all exhibits attached thereto), and (b) the related fee letter, dated the date hereof, from Seaboard to, and accepted and agreed to by, Maxwell.

     "Seaboard Expenses" means the legal, accounting, financial advisory and other advisory or consulting fees and expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement, including amounts payable to King & Spalding.

     "Seaboard Purchase Agreement" means the purchase agreement to be entered into by the Purchaser and Newco on the Closing
Date, in the form agreed to by the Parties.

     "Sleepy  Creek" means Sleepy Creek Turkeys,  Inc.,  a  North
Carolina corporation.

     "Seaboard Purchase Price" means an amount equal to the lesser of (a) One Hundred Seventy-Six Million One Hundred
Thousand  Dollars  ($176,100,000) and (b) the Total  Murphy-Brown
Purchase Price.

     "Software" means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine readable form and human readable form, including all comments and any procedural code.

     "Subsidiary" or "Subsidiaries" means any or all Persons of which the Company (or other specified Person) shall own directly, or indirectly through another Person, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

     "Supplemental Earnings" means an amount equal to (a) the net income (determined in accordance with GAAP) of the Company and its Subsidiaries for the period commencing as of November 29, 2010 and ending as of the Closing Date (such net income being referred to herein as the "Interim Income") less (b) an amount equal to the amounts necessary to satisfy the federal and state income Tax liabilities of the Goldsboro Parties and Murphy-Brown that are attributable to the Interim Income (with such income Tax liabilities being calculated with reference to the items of the Company's income, gain, deduction, loss and credit (determined without regard to the specific Tax circumstances of a member of the Company) and the highest marginal rate of federal and state income Tax applicable to income allocated to a member of the Company in the states in which the Company has income Tax nexus).

     "Supplier"  means  any supplier that  the  Company  and  its
Subsidiaries  have  paid in the aggregate more  than  $25,000,000 during the 12-month period ended on August 1, 2010.

     "Surveys" shall mean, as to each parcel of MGI Real Property that, as of the date of this Agreement, is not a legally subdivided parcel with legal and direct access to a public right of way, a current boundary survey prepared and certified by a duly licensed North Carolina land surveyor and registered professional engineer, showing each such parcel of MGI Real Property as a separate, legally subdivided parcel together with access (either direct or via an Access Easement Agreement) to a public right of way, including a metes and bounds or lot and block legal description of each such parcel to be used in the Deeds, and otherwise prepared in accordance with Section 8.11 below and reasonably acceptable to the Purchaser.

     "Target  Working Capital" means an amount equal to  (a)  One
Hundred Ninety-Six Million Dollars ($196,000,000) plus (b) an amount equal to the Supplemental Earnings, if any, if the Closing does not occur on or before December 13, 2010.

     "Taxes" means all taxes, assessments, charges, duties, fees,
levies   and  other  governmental  charges  (including  interest,
penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security,
social   contribution,  unemployment  compensation,   disability,
transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other
taxes  of  any  kind  for  which  the  Company  or  any  of   its
Subsidiaries may have any liability whatsoever that may be imposed by any Governmental Entity, whether disputed or not, and any charges, interest, additions or penalties imposed by any Governmental Entity.

     "Tax Return" means any report, return, claim for refund, declaration or other information return or statement required to be supplied to a Governmental Entity relating to Taxes, including any schedule or attachment thereto and any estimated returns and any amendment thereof.

     "Term Debt" means (a) that certain Term Note by the Company, as Borrower, in favor of Bank of Montreal (Chicago Branch), as Lender, in the original principal amount of $162,500,000.00 dated October 2, 2006, and (b) that certain Term Note by the Company, as

Borrower, in favor of Bank of Montreal (Chicago Branch), as Lender, in the original principal amount of $37,500,000.00 dated
October 2, 2006.

     "Total Murphy-Brown Purchase Price" means an amount equal to
(a) the Murphy-Brown Membership Interest Purchase Price, plus (b) the Initial M-B G-I Purchase Price, plus (c) the Murphy-Brown
Member Note Purchase Price.

     "Transaction Expenses" means the legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, excluding Commitment Fees, Financing Fees and Maxwell Expenses (which shall not include expenses under the retention agreements with certain employees of the Company listed on Schedule 4.16).

     "Treasury Regulations" means the Income Tax Regulations, promulgated under the Code.

     "WARN"  means  the  United  States  Worker  Adjustment   and
Retraining   Notification  Act  and  the  rules  and  regulations
promulgated thereunder.

     "Warranty" means any warranty or guaranty made by the Company or any of its Subsidiaries as to goods sold, or services provided, by the Company or any of its Subsidiaries, including the Company's standard form of warranty as attached to Schedule 4.29.

     "Working Capital Deficit" means the amount, if any, by which the Net Working Capital, as reflected on the Final Working
Capital Schedule, is less than the Estimated Net Working Capital.

     "Working  Capital  Guidelines"  means  the  guidelines   for
determining Net Working Capital, in the form agreed to by the Parties.

     "Working Capital Surplus" means the amount, if any, by which the Net Working Capital, as reflected on the Final Working
Capital Schedule, exceeds the Estimated Net Working Capital.

     Section 1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term                                                   Section

Access Easement Agreements                             9.2(k)
Alternative Offer                                      8.5
Arbitrator                                             3.2(f)
Affiliate Loans                                        4.26(a)
Agreement                                              Preamble
Butterball Refinancing                                 2.1(d)
Buy/Sell Notice                                        Recitals
Closing Date Indebtedness Statement                    3.1(a)
Closing Date Purchase Price Statement                  3.1(b)
Company                                                Recitals
Company Legal Proceeding                               4.12
Confidentiality Agreement                              8.9

DOJ                                                    8.6(a)
Estimated Net Working Capital                          3.2(a)
Estimated Working Capital Schedule                     3.2(a)
FTC                                                    8.6(a)
Goldsboro                                              Preamble
Goldsboro Losses                                       12.3
Goldsboro Opinion                                      9.2(c)
Goldsboro Parties                                      Preamble
Goldsboro Party                                        Preamble
Grower Contract Assignments                            9.2(j)
Indemnifiable Losses                                   12.2
Indemnifying Party                                     12.4(a)
Indemnity Basket                                       12.6
Indemnity Cap                                          12.6
Initial M-B G-I Purchase Price                         2.1(b)
Initial M-G G-I Purchase Price                         2.1(e)
Insurance Contracts                                    4.19
Interim  Income                      Definition of "Supplemental Earnings"
M-G Purchase                                           2.1(e)
Management Services Agreement                          9.2(h)
Maxwell                                                Preamble
Maxwell Butterball Interest                            8.5
Maxwell Closing Payment                                2.1(f)
Maxwell Group                                          Preamble
Maxwell Group Member Note Purchase Price               2.1(e)
Maxwell Growing Interest Assets Transfers              8.11
Maxwell Redemption                                     2.1(f)
Maxwell Transition Services Agreement                  9.2(i)
MGI Contracts                                          5.7
MGI Employment Agreements                              5.8
MGI Insurance Contracts                                5.11
MGI Legal Proceeding                                   5.5
Murphy-Brown                                           Recitals
Murphy-Brown Butterball Interest                       Recitals
Murphy-Brown Butterball Interest Contribution          2.1(c)
Murphy-Brown Butterball Interest Purchase              2.1(b)
Murphy-Brown Member Note Purchase Price                2.1(b)
Murphy-Brown Membership Interest                       Recitals
Murphy-Brown Membership Interest Purchase Price        2.1(b)
New Butterball Credit Facility Loan Amount             2.1(d)
New Butterball Credit Facility Loan Proceeds           2.1(d)
Newco                                                  Preamble
Newco Loan                                             2.1(a)
Newco Loan Amount                                      2.1(a)
Newco Membership Interest                              2.2(a)
Operating Agreement                                    Recitals

Parties                                                Preamble
Party                                                  Preamble
Payoff Letters                                         9.2(e)
Purchaser                                              Preamble
Purchaser Opinion                                      9.3(c)
Seaboard Contribution                                  2.2(a)
Seaboard Purchase                                      2.2(a)
Smithfield                                             8.5

     Section 1.3 Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words "include," "includes" and "including" do not limit the preceding terms or words and shall be deemed to be followed by the words "without limitation", (d) the terms "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms "day" and "days" mean and refer to calendar day(s), (f) the terms "year" and "years" mean and refer to calendar year(s) and (g) unless set forth specifically otherwise, the settlement of all payments hereunder shall be made in Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all Exhibits, Schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and
(ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time on or prior to the Closing Date. All Article and Section references herein are to Articles and Sections of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

     Section 1.4 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
                           ARTICLE II.
                        PURCHASE AND SALE

     Section 2.1    Maxwell Closing.  At the Maxwell Closing, the
Parties, as applicable, will cause the following transactions to be consummated:

          (a)  As  evidenced  by  the  Newco Promissory Note, the
     Purchaser will  loan  (the "Newco Loan") to  Newco an amount
     (the "Newco Loan  Amount")  equal  to the Total Murphy-Brown
     Purchase Price.

          (b) Immediately following the funding of the Newco Loan, Newco shall purchase (i) the Murphy-Brown Membership Interest, free and clear of all Liens other than liens permitted under the Murphy-Brown Purchase Agreement, from Murphy-Brown pursuant to the terms of the Operating Agreement, the Buy/Sell Notice and the Murphy-

     Brown Purchase Agreement for One Hundred Twenty Million Dollars ($120,000,000) (the "Murphy-Brown Membership Interest Purchase Price"), (ii) the Murphy-Brown Growing Interest, free and clear of all Liens other than liens permitted under the Murphy-Brown Purchase Agreement, from Murphy-Brown pursuant to the terms of the Operating Agreement, the Buy/Sell Notice and the Murphy-Brown Purchase Agreement for the purchase price (the "Initial M-B G-I Purchase Price") set forth in the Buy/Sell Notice, which Initial M-B G-I Purchase Price is subject to adjustment in accordance with the Murphy-Brown Purchase Agreement, and
     (iii) the MB Member Note, free and clear of all Liens, from Murphy-Brown for the purchase price (the "Murphy-Brown Member Note Purchase Price") set forth in the Murphy-Brown Purchase Agreement (the transactions described in this clause (b), collectively the "Murphy-Brown Butterball Interest Purchase").

          (c) Immediately following the consummation of the Murphy-Brown Butterball Interest Purchase, pursuant to the
     Murphy-Brown Butterball Interest Contribution Agreement, Newco shall contribute to the Company (i) the Murphy-Brown Growing Interest and (ii) $14,000,000 of the outstanding principal and secured interest under the Murphy-Brown Member Note. The transactions described in this clause (c) are collectively referred to herein as the "Murphy-Brown Butterball Interest Contribution".

          (d) Immediately following the consummation of the Murphy-Brown Butterball Interest Contribution, the Goldsboro Parties and the Purchaser shall (i) cause the Company to consummate the loan transaction contemplated by the Seaboard Commitment Letters pursuant to which the Company will receive loan proceeds (the "New Butterball Credit Facility Loan Proceeds") of approximately $301,400,000 (or such greater or lesser amount as shall be needed for the Company to satisfy its obligations in connection with the Closing) (the "New Butterball Credit Facility Loan Amount"), of which approximately $200,000,000 will consist of a senior credit facility and approximately $100,000,000 will consist of subordinated debt, and (ii) cause the Company to use the New Butterball Credit Facility Loan Proceeds to pay off the Butterball Closing Date Indebtedness and, to the extent not paid prior to the Closing, the Financing Fees and the Transaction Expenses (the transactions described in this clause (d), collectively the "Butterball Refinancing"). In this regard, it is understood that (x) the Maxwell Group will be reimbursed for any Commitment Fees paid by the Maxwell Group (rather than by the Company or its Subsidiaries) prior to the Closing and (y) the Purchaser will be reimbursed for any Commitment Fees paid by the Purchaser (rather than by the Company or its Subsidiaries) prior to the Closing.

          (e) Immediately following the consummation of the Butterball Refinancing, the Goldsboro Parties shall cause the Company to purchase (i) the Maxwell Growing Interest, free and clear of all Liens other than Permitted Liens, from the Maxwell Group and certain MGI Subsidiaries and their Affiliates pursuant to the M-G Purchase Agreement for the purchase price set forth in the M-G Purchase Agreement (the "Initial M-G G-I Purchase Price"), which Initial M-G G-I Purchase Price is subject to adjustment in accordance with the M-G Purchase Agreement and (ii) the Maxwell Group Member Note, free and clear of all Liens other than Permitted Liens, from Maxwell for the purchase price (the "Maxwell Group Member Note Purchase Price") set forth in the M-G

     Purchase Agreement (the transactions described in this clause (e), collectively the "M-G Purchase").

          (f) Immediately following the consummation of the M-G Purchase, pursuant to the Maxwell Redemption Agreement, the Goldsboro Parties will cause the Company to purchase from Maxwell, and Maxwell to sell to the Company, a Membership Interest in the Company held by Maxwell representing a 1.1% interest in the profits of the Company and an interest in the capital of the Company equal to the Maxwell Purchase Price, free and clear of all Liens, and in consideration therefor, the Goldsboro Parties will cause the Company to pay at Closing a cash amount (the "Maxwell Closing Payment") equal to the Maxwell Purchase Price (the transactions described in this clause (f), collectively the "Maxwell Redemption"). Immediately following the Maxwell Closing, Maxwell will own a Membership Interest in the Company representing more than 50% of the total interest in the capital and profits of the Company.

     Section 2.2 Seaboard Closing. Following the consummation of the Maxwell Closing, the Parties, as applicable, will cause the following transactions to be consummated at the Seaboard
Closing:

          (a) (i) Pursuant to the Seaboard Purchase Agreement, Newco will (A) sell, transfer, and deliver to the Purchaser, free and clear of all Liens, the 49.0% Membership Interest in the Company held by Newco (the "Newco Membership Interest"), which will represent less than 50% of the total interest in the capital and profits of the Company, and (B) pay to the Purchaser in cash the amount, if any, by which the Newco Loan Amount (plus accrued interest, if any, thereon) exceeds the Seaboard Purchase Price, and in consideration therefor, the Purchaser shall discharge the Newco Promissory Note and shall return the Newco Promissory Note marked "paid in full" to Newco, and (ii) the Purchaser shall contribute in cash to the Company an amount, if any, by which $177,500,000 exceeds the Seaboard Purchase Price (the "Seaboard Contribution") (the transactions described in this clause (a), collectively the "Seaboard Purchase").

          (b) Immediately following the Seaboard Contribution, each of Maxwell and the Purchaser will own 50% of the outstanding Membership Interests in the Company, representing 50% of the total interest in the capital and profits of the Company.

     Section 2.3 Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at any other
Party's reasonable request and without further consideration, execute and deliver to such other Party such instruments of transfer, conveyance, and assignment as shall be reasonably requested to effect the transactions contemplated by this Agreement.

                          ARTICLE III.
              CLOSING DATE STATEMENTS; ADJUSTMENTS

     Section 3.1    Closing Date Statements.

          (a) Not less than two (2) Business Days prior to the Closing Date, Maxwell shall deliver to the Purchaser a
     statement  (the  "Closing  Date  Indebtedness   Statement"),
     signed  by  the   Chief Financial  Officer of Maxwell, which
     sets forth, by lender, the
     aggregate amount of the Butterball Closing Date Indebtedness. Attached to the Closing Date Indebtedness Statement will be copies of the Payoff Letters, or forms thereof, to be delivered in accordance with Section 9.2(e) hereof.

          (b) Not less than two (2) Business Days prior to the Closing Date, Maxwell shall deliver to the Purchaser a statement (the "Closing Date Purchase Price Statement"), signed by the Chief Financial Officer of Maxwell, which sets forth the Murphy-Brown Membership Interest Purchase Price, the Initial M-B G-I Purchase Price, the Murphy-Brown Member Note Purchase Price, the Total Murphy-Brown Purchase Price, the Maxwell Purchase Price, the Murphy-Brown Member Note Purchase Price, the Maxwell Group Member Note Purchase Price, the Transaction Expenses, the Financing Fees, the Commitment Fees (including the Seaboard Commitment Fee), the Initial M-G G-I Purchase Price, the Maxwell Group Member Note Purchase Price, the Maxwell Closing Payment, the Seaboard Purchase Price and the Seaboard Contribution.

     Section 3.2    Adjustment of Maxwell Purchase Price.

          (a) Not less than three (3) Business Days prior to the Closing Date, Maxwell shall deliver to the Purchaser a statement (the "Estimated Working Capital Schedule") containing Maxwell's estimate of Net Working Capital ("Estimated Net Working Capital").

          (b) No later than 120 days following the Closing Date, the Parties shall cause the Company to prepare and deliver to Maxwell and the Purchaser the Preliminary Working Capital
     Schedule.

          (c) Maxwell shall have thirty (30) days following receipt of the Preliminary Working Capital Schedule during which to notify the Purchaser of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute. The Purchaser shall have thirty (30) days following receipt of the Preliminary Working Capital Schedule during which to notify Maxwell of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute.

          (d) If Maxwell does not notify the Purchaser of any such dispute and the Purchaser does not notify Maxwell of any such dispute within such thirty (30) day period, then the Preliminary Working Capital Schedule shall be deemed to be the Final Working Capital Schedule.

          (e) If Maxwell notifies the Purchaser of any such dispute or the Purchaser notifies Maxwell of any such dispute within such thirty (30) day period, then Maxwell and the Purchaser shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of Maxwell and the Purchaser.

          (f)  If Maxwell and the Purchaser are unable to resolve
     any  dispute  regarding  the  Preliminary  Working   Capital
     Schedule within thirty (30) days (or such longer period as Maxwell and the Purchaser shall mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (x) the Raleigh, North Carolina office of Deloitte Touche, or
     (y) in the event such accounting firm is unable or unwilling to take such assignment, a "Big Four" or other nationally recognized accounting firm mutually agreed upon by Maxwell and the Purchaser (such identified accounting firm or, if
     applicable,  the  firm  so  selected,   the   "Arbitrator").
     Maxwell and the Purchaser shall instruct the Arbitrator that, in resolving any such dispute and in determining Net Working Capital and the Working Capital Deficit or Working Capital Surplus, if any, the Arbitrator shall not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Maxwell, on the one hand, or the Purchaser, on the other hand, or (B) less than the smallest value for such item assigned by Maxwell, on the one hand, or the Purchaser, on the other hand. Such resolution shall be final and binding on the Parties. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The fees, costs and expenses of the Arbitrator (i) shall be borne by the Company in the proportion that the aggregate dollar amount of all unsuccessfully disputed items by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted by both Purchaser and the Goldsboro Parties, and (ii) shall be borne by the Goldsboro Parties on a joint and several basis in the proportion that the aggregate dollar amount of all successfully disputed items by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted by both Purchaser and the Goldsboro Parties. If any disputes are submitted to the Arbitrator pursuant to this Section 3.2(f), the Final Working Capital Schedule shall be prepared in accordance with the decision of the Arbitrator and, to the extent applicable, the agreement of Maxwell and the Purchaser.

          (g)  Within  five  (5)  Business  Days  following   the
     determination of the Final Working Capital Schedule in accordance with this Section 3.2:

              (i) To the extent that there is a Working Capital Deficit, the Goldsboro Parties shall be obligated on a joint and several basis to pay to the Company in cash an aggregate amount equal to the Working Capital Deficit by wire transfer of immediately available funds.

              (ii) To the extent there is a Working Capital Surplus on the Final Working Capital Schedule, the Purchaser and Maxwell shall cause the Company to pay to Maxwell in cash an aggregate amount equal to the Working Capital Surplus by wire transfer of immediately available funds to an account designated by Maxwell. Upon such payment, the Company shall be fully released and discharged of any obligation with respect to the Working Capital Surplus.

              (iii) Any payment made pursuant to this Section 3.2(g) shall include an additional amount of simple interest equal to the amount of interest that such payment would have earned had it earned interest at the rate per annum of 4% from the Closing Date through the date of such payment.

     Section 3.3 Goldsboro Parties Release. In consideration for the agreement and covenants of the Purchaser set forth in this Agreement, each of the Goldsboro Parties and each of their respective Affiliates hereby, effective as of the Closing, knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company or any of its Subsidiaries and their respective predecessors and successors, and any of their respective current and former officers, directors, employees, agents, or representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys' fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Goldsboro Party has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover any claims against the Company or its Subsidiaries (a) under the Maxwell Group Member Note, unless and until the Maxwell Group Member Note is purchased by the Company pursuant to Section 2.1(e), (b) with respect to amounts otherwise payable to any Goldsboro Party or their Affiliates for goods sold or services rendered by the Goldsboro Parties or their Affiliates to the Company and its Subsidiaries in the Ordinary Course on or prior to the Closing Date (which amounts, to the extent not paid prior to the Closing Date, shall be accrued as liabilities of the Company and its Subsidiaries as of the Closing Date for purposes of determining the Net Working Capital); or (c) any obligation arising under or contemplated by this Agreement.

                           ARTICLE IV.
      REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

     The   Goldsboro  Parties  hereby,  jointly  and   severally,
represent and warrant to the Purchaser as follows as of the date hereof and the Closing Date:

     Section 4.1 Organization. The Company and each of its Subsidiaries is a corporation or limited liability company, as applicable, duly formed and validly existing under the laws of the jurisdiction of incorporation or organization, as applicable, set forth on Schedule 4.1 and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or registered as a foreign corporation or limited liability company, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. The Goldsboro Parties have heretofore made available to the Purchaser correct and complete copies of the organizational documents of the Company and each of its Subsidiaries as currently in effect and the corporate or limited liability company, as applicable, record books with respect to actions taken by its shareholders, board of directors, members and managers, as applicable. Schedule 4.1 contains a correct and complete list of the jurisdictions in which the Company and each of its Subsidiaries is qualified or registered to do business as a foreign corporation or limited liability company, as applicable.

     Section 4.2 Authorization. The Company and each of its Subsidiaries has the right, power, authority and capacity to execute and deliver the Company Ancillary Documents and to perform its obligations thereunder and to consummate the transactions contemplated thereunder.

As  of  the  Closing,  the  consummation  of   the   transactions
contemplated thereby will be duly authorized by all required action on the part of the Company and each of its Subsidiaries.

     Section 4.3    Capital Structure.

          (a) Schedule 4.3(a) accurately and completely sets forth the capital structure of the Company and each of its Subsidiaries including the number of membership interests or other equity interests which are authorized and which are
     issued  and outstanding.   All of the issued and outstanding
     membership interests or other equity interests of the Company and each of its Subsidiaries (x) are duly authorized, validly issued, fully paid and nonassessable, (y) are held of record by the Persons and in the amounts set forth on
     Schedule 4.3(a), and (z) were not issued or acquired by the holders thereof in violation of any Law, agreement or the preemptive rights of any Person. Except as set forth on
     Schedule 4.3(a), no membership interests or other equity interests of the Company or any of its Subsidiaries are reserved for issuance or are held as treasury shares, and (i) there are no outstanding options, warrants, rights, calls,
     commitments,   conversion  rights,   rights   of   exchange,
     subscriptions,  claims   of   any   character,   agreements,
     obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the equity of the Company or any of its Subsidiaries; (ii) there are no outstanding contracts or other agreements of the Company, any of its Subsidiaries, the Goldsboro Parties or, to the Knowledge of the Goldsboro Parties, any other
     Person  to  purchase,  redeem  or   otherwise   acquire  any
     outstanding membership interests or other   equity interests
     of the Company or any of its Subsidiaries, or  securities or
     obligations of any kind convertible  into  any    membership
     interests or other equity interests of the Company or any of
     its   Subsidiaries;  (iii)  there   are  no   dividends   or
     distribution rights which have accrued or been declared but are unpaid on the membership interests or other equity interests of the Company or any of its Subsidiaries; (iv) there are no outstanding or authorized equity appreciation, phantom stock, equity plans or similar rights with respect to the Company or any of its Subsidiaries; and (v) there are no voting agreements or other membership agreements relating to the management or equity of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.3(a), neither the Company nor any of its Subsidiaries has ever purchased, redeemed or otherwise acquired any membership interests, units or other equity interests of the Company or
     any of its Subsidiaries.  Other than Maxwell  and    Murphy-
     Brown,  no   other   Person  is  the  record holder  of  any
     membership interests, units or other equity interests in the Company. Schedule 4.3(a) also lists all non-cash dividends or distributions made by the Company to its members since January 3, 2010. To the Knowledge of any Goldsboro Party, no prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or
     kind with respect to  any  membership   interests  or  other
     equity  interests   (including  options,  warrants  or  debt
     convertible into shares, options or warrants) of the Company, any of its Subsidiaries or any entity that has been merged into the Company or any such Subsidiary has given rise to any claim or action by any Person that is enforceable against the Company, any of its Subsidiaries, the Goldsboro Parties or the Purchaser, and no fact or circumstance exists that could give rise to any such right, claim or action. All redemptions or transfers of membership interests or other equity interests of the Company or any of its Subsidiaries since January 3, 2010 are set forth on Schedule 4.3(a).

          (b) Except for the Term Debt, the Revolver, the Maxwell Group Member Note, the MB Member Note, capital lease obligations, trade payables and other liabilities reflected in the Balance Sheet and except as set forth on Schedule 4.3(b), there is no outstanding Indebtedness of the Company or any of its Subsidiaries.

     Section 4.4 Subsidiaries. Except as set forth on Schedule 4.4, neither the Company nor any of its Subsidiaries has ever owned, nor does it currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

     Section 4.5    Absence  of Restrictions and  Conflicts.  The
execution, delivery and performance of this Agreement, the Company Ancillary Documents, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the organizational documents of the Company or any of its Subsidiaries, (b) except as indicated on Schedule 4.14 and except for contracts with respect to the Revolver, the Term Debt, the Maxwell Group Member Note, the MB Member Note and any other Indebtedness to be paid in connection with the consummation of the transactions contemplated by this Agreement, any Company Contract or any other contract, agreement, permit, franchise, license or other instrument applicable to the Company or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect on the Business, (c) any judgment, decree or order of any court or Governmental Entity or agency to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, or
(d) any Law or arbitration award applicable to the Company or any of its Subsidiaries. Except for filings pursuant to the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement, the Company Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.

Section 4.6    Real Property.

          (a) Schedule 4.6(a) sets forth a correct and complete description of the Owned Real Property.

          (b) The Company or one of its Subsidiaries, as listed on Schedule 4.6(a), has good and marketable title to the Owned Real Property, subject to Permitted Liens.

          (c) Schedule 4.6(c) sets forth a correct and complete description of the Leased Real Property.

          (d) The Company or one of its Subsidiaries, as listed on Schedule 4.6(c), has a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect.

          (e) Except as set forth on Schedule 4.6(e), no portion of the Company Real Property, or any building or improvement located thereon, to the Knowledge of the Goldsboro Parties, violates in any material respect any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control, except to the extent that any such violation or noncompliance would not interfere with the Business as currently conducted by the Company and its Subsidiaries. Except for the Permitted Liens or as set forth on Schedule 4.6(e), no Company Real Property is subject to any decree or order of any Governmental Entity (or, to the Knowledge of any Goldsboro Party, threatened or proposed order).

          (f) The improvements and fixtures on the Company Real Property are, in all material respects, considered as a whole, in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. There is no condemnation or similar proceeding pending or, to the Knowledge of any Goldsboro Party, threatened against any of the Company Real Property or any improvement thereon. The Company Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of the Business.

     Section 4.7    Title to Assets; Related Matters.

          (a) Except as set forth on Schedule 4.7 the Company and its Subsidiaries have good and marketable title to all of their respective property and assets, free and clear of all Liens except Permitted Liens.

          (b)   All  equipment  and  other  items   of   tangible
     personal  property  and  assets  of  the  Company  and   its
     Subsidiaries (i) are, in all material respects, considered as a whole, in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted,
     (ii) were acquired and are usable in the regular and Ordinary Course and (iii) conform, in all material respects, to all applicable Laws. No Person other than the Company or its Subsidiaries owns any equipment or other tangible personal property or assets situated on the premises of the Company or any of its Subsidiaries, except for leased items that are subject to personal property leases. Except as set forth on Schedule 4.7, since January 3, 2010, neither the Company nor any of its Subsidiaries has sold, transferred or disposed of any assets, other than sales of inventory in the Ordinary Course and other sales of assets which, in the aggregate, do not exceed $100,000 in sales price.

     Section 4.8 Inventory. The Company's and its Subsidiaries' inventory (both as of the date hereof and on the Closing Date as will be reflected on the Final Working Capital Schedule), to the Knowledge of the Goldsboro Parties, (a) is sufficient for the operation of the Company's and its Subsidiaries' business in the Ordinary Course, (b) consists of items that are good and merchantable within normal trade tolerances, (c) is of a quality and quantity presently usable or saleable in the Ordinary Course (subject to applicable reserves), (d) is valued on the books and records of the Company or a Subsidiary, as applicable, at the lower of cost or market consistent with past practice, and (e) is subject to reserves determined in accordance with GAAP, specifically including reserves for obsolescence and excess
inventory.   To  the  Knowledge  of  the

Goldsboro  Parties,  no previously  sold  inventory is subject to
returns  in  excess  of those  historically  experienced by   the
Company   or   its Subsidiaries.

     Section 4.9 Financial Statements. The Financial Statements are attached as Schedule 4.9 hereto. Except as expressly noted on Schedule 4.9, the Audited Financial Statements have been prepared in accordance with GAAP from the books and records of the Company and its Subsidiaries, and such books and records have been maintained on a basis consistent with GAAP. Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents, in all material respects, the financial position of the Company and its Subsidiaries, as applicable, as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents, in all material respects, the results of operations and changes in cash flows of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP (except with respect to the Interim Financial Statements, which are not prepared in accordance with GAAP, and as otherwise as expressly noted therein or as disclosed on Schedule 4.9). Since the date of the Balance Sheet, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company or any of its Subsidiaries. The Company and its Subsidiaries maintain accurate books and records reflecting each of their assets and liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

     Section 4.10 No Undisclosed Liabilities. Except as disclosed on Schedule 4.10 or any of the other Schedules, to the Knowledge of the Goldsboro Parties, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise) that is not adequately reflected or provided for in the Balance Sheet, except liabilities that have been incurred since the date of the Balance Sheet in the Ordinary Course.

     Section 4.11 Absence of Certain Changes. Since the date of the Balance Sheet and through the date of this Agreement, and except as set forth on Schedule 4.11, there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of the Company or any of its Subsidiaries with a value in excess of $1,000,000, whether or not covered by insurance, (iii) any action taken to declare any dividend, pay or set aside for payment any dividend or other distribution, or make any payment to any related parties (other than the payment of salaries in the Ordinary Course) or (iv) any action taken of the type described in Section 8.1 hereof, that, had such action occurred following the date hereof without the Purchaser's prior approval, would be in violation of Section 8.1 hereof.

     Section 4.12   Legal  Proceedings.  Except  as  set forth on
Schedule 4.12, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of any Goldsboro Party, threatened against, relating to or involving the Company, any of its Subsidiaries or their respective real or personal property before any Governmental Entity or any arbitrator (a "Company Legal Proceeding"). Notwithstanding the foregoing, it is understood that Schedule 4.12 need not list any matters which have only been threatened (as opposed to matters which are pending) unless such threatened matters are reasonably likely to result in Losses to the Company or any of its Subsidiaries, which exceed $50,000 with respect to any such matter individually or which exceed $100,000 in the aggregate with respect to all such matters.

     Section 4.13 Compliance with Law. The Company and each of its Subsidiaries is (and has been at all times during the past four (4) years) in compliance in all material respects with all applicable Laws, except to the extent such instances of non-compliance would not require payment by, or result in Losses to, the Company or any of its Subsidiaries, in excess of $50,000 with respect to any such instance individually or in excess of $100,000 in the aggregate with respect to all such instances. Except as set forth on Schedule 4.13, neither the Company nor any of its Subsidiaries has received any written notice that it is under investigation with respect to, and, to the Knowledge of any Goldsboro Party, neither the Company nor any of its Subsidiaries is otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity. Neither the Company nor any of its Subsidiaries is (a) subject to any judgment, decree, injunction, rule or order of any court or arbitration panel or (b) debarred or suspended from doing business with any Governmental Entity.

     Section 4.14   Company  Contracts.   Correct   and  complete
copies of all Company Contracts have been made available to Purchaser. To the Knowledge of the Goldsboro Parties, the Company Contracts are legal, valid, binding and enforceable, in all material respects, in accordance with their respective terms with respect to the Company or any of its Subsidiaries, as applicable, and each other party to such Company Contracts. There is no existing material default or material breach by the Company or any of its Subsidiaries, as applicable, under any Company Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach), and, to the Knowledge of any Goldsboro Party, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Company Contract. To the Knowledge of the Goldsboro Parties, neither the Company nor any of its Subsidiaries is
participating  in  any  discussions  or  negotiations   regarding
modification of or amendment to any Company Contract or entry into any new material contract applicable to the Company, any of its Subsidiaries or the real or personal property of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.14, no Company Contract requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

     Section 4.15   Tax Returns; Taxes.

          (a)  Except as otherwise disclosed on Schedule  4.15(a):
     (i) all Tax Returns of the Company and each of its Subsidiaries due to have been filed through the date hereof in accordance with any applicable Law have been timely filed and are correct and complete in all material respects; (ii) all Taxes, deposits of Taxes or other payments relating to Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return), have been paid in full; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Company or any of its Subsidiaries were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns of the Company or any of its Subsidiaries have been paid in full, accrued on the books of the Company or its Subsidiaries, as applicable, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes of the Company or any of its Subsidiaries are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any return or report of Taxes of the Company or any of its Subsidiaries is currently underway, pending or, to the Knowledge of the Company, threatened; (vi) no claim has ever been made by a taxing authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, partner, stockholder or other third party; (viii) there are no outstanding waivers or agreements by or on behalf of the Company or any of its Subsidiaries for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any of its Subsidiaries or any other matter pending between the Company or any of its Subsidiaries and any taxing authority; (ix) there are no Liens for Taxes (other than Liens for Taxes which are not yet due and payable), nor are there any Liens for Taxes which are pending or, to the Knowledge of the Company, threatened; (x) none of the Goldsboro Parties is a
     "foreign person" within the meaning of Section 1445 of the Code; (xi) neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement under which the Company or any of its Subsidiaries will have any liability after the Closing; (xii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which the Company is the parent); (xiii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise; (xiv) neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code;
     (xv) the  Company  is  a  partnership  for federal income Tax purposes and has not made an election under Treasury Regulation Section 301.7701-3 to be taxed as a corporation;
     (xvi) no Subsidiary has made an election under Treasury Regulation Section 301.7701-3 relating to its classification for federal income tax purposes; and (xvii) the Company and its Subsidiaries have at all times used proper accounting methods and periods in computing their Tax liability.

          (b) Except as set forth on Schedule 4.15(b), the Goldsboro Parties have delivered to the Purchaser correct and complete copies of all federal, state, local and foreign income Tax Returns (together with any agent's reports and any accountants' work papers) relating to the operations of the Company and each of its Subsidiaries for taxable years ended on or after December 31, 2005.

          (c) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the applicable Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the applicable balance sheet included in the Financial Statements (rather than any notes thereto). Since January 3, 2010, neither the

     Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course.

          (d) None of the Company's Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or
     Section 361 of the Code.

     Section 4.16  Officers and Employees. Except as set forth on
Schedule 4.16, neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement. The Goldsboro Parties have provided to the Purchaser correct and complete copies of each Employment Agreement to which the Company or any of its Subsidiaries is a party, or by which any of them is otherwise bound. To the Knowledge of the Goldsboro Parties, there is no existing default or breach of the Company or any of its Subsidiaries, as applicable, under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach), and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement. Except as set forth on Schedule 4.12, neither the Company nor any of its Subsidiaries nor any Goldsboro Party has received a claim from any Governmental Entity to the effect that the Company or any of its Subsidiaries has improperly classified any person (a) as an independent contractor or (b) as "exempt" or "non-exempt" under the FLSA. Except as set forth on Schedule 4.16, no Goldsboro Party has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company or any of its Subsidiaries with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. The retention and severance agreements entered into by Maxwell with certain employees of the Company as described on
Schedule 4.16 shall be assumed and paid by the Company in accordance with the terms of those agreements.

     Section 4.17 Company Benefit Plans. To the Knowledge of the Goldsboro Parties, each Company Benefit Plan is identified in
Schedule 4.17, and the Goldsboro Parties have provided a correct and complete copy of each such plan to the Purchaser together with the most recent report filed with respect to such plan with any Governmental Entity. Except as set forth in Schedule 4.17, no Company Benefit Plan is subject to Title IV of ERISA, and no Company Benefit Plan is described in Section 413(c) of the Code or Section 3(40) of ERISA. Except as set forth in Schedule 4.17, the terms of each Company Benefit Plan as currently in effect that purports to be qualified under Section 401(a) of the Code and any trust which is a part of any such Company Benefit Plan are subject to a favorable determination letter or opinion letter from the U.S. Internal Revenue Service, and each such plan has been operated and administered in accordance with all Laws (including ERISA and the Code). The terms of each other Company Benefit Plan satisfy the requirements of Laws (including ERISA and the Code), and each such plan has been operated and administered in accordance with all Laws (including ERISA and the
Code) except as would not reasonably be expected to result in a Material Adverse Effect on the Business. Except as set forth in
Schedule 4.17, the Company and each of its Subsidiaries have timely satisfied all reporting and disclosure obligations under Laws (including ERISA and the Code) with respect to the Company Benefit Plans except as would not reasonably be expected to result in a Material Adverse Effect on the Business. To the Knowledge of the Goldsboro Parties,
neither the Company nor an  ERISA  Affiliate  has  any  liability
(directly or indirectly, contingent or otherwise) under any Employee Benefit Plan other than a Company Benefit Plan. To the Knowledge of the Goldsboro Parties, there have been no prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan which have not been corrected in full with respect to which any Tax or penalty is due or which are not otherwise exempt under Section 4975(d) of the Code or Section 408 of ERISA. Except as set forth in Schedule 4.17, if the benefits under a Company Benefit Plan are funded through a trust, the fair market value of the assets of such trust equal or exceed the liabilities of such plan. If the benefits under a Company Benefit Plan are funded through insurance contracts, such contracts are in full force and effect and all premiums have been paid when due. If benefits under a Company Benefit Plan are funded from the general assets of the Company or any of its Subsidiaries, the liability for funding such benefits is shown on the books and records of the Company or the applicable Subsidiary of the Company in accordance with GAAP
and  any  applicable   standards   of  the  Financial  Accounting
Standards Board. Except as set forth in Schedule 4.17, to the Knowledge of the Goldsboro Parties, the Company and each of its Subsidiaries have made full and timely payment of all amounts which are required to be paid as contributions to each Company Benefit Plan. No Company Benefit Plan provides for benefits described in Section 3(1) of ERISA following a termination of employment except as required under Part 6 of Title I of ERISA, and the Company and each of its Subsidiaries have complied in all respects with the healthcare continuation coverage requirements of Part 6 of Title I of ERISA. Except as set forth in Schedule 4.17, to the Knowledge of the Goldsboro Parties, there is no contract, agreement, plan or arrangement with any Person which provides for any payment to any employee by the Company or any of its Subsidiaries, which payment would fail to be deductible by reason of Section 280G of the Code or which would exceed the deduction limits under Section 404 of the Code. Except as set forth in Schedule 4.17, to the Knowledge of the Goldsboro Parties,
neither  the  Company  nor   any  of  its  Subsidiaries  has  any
contractual obligation to maintain any Company Benefit Plan for any period of time or to make contributions from its general assets at a fixed rate to such plan (other than premium payments for an insurance contract which are set on a year-to-year basis and matching contributions as provided in the Company's 401(k)
plan), and the Company can terminate any Company Benefit Plan at any time, including a Company Benefit Plan which is described in
Section 401(k) of the Code, without any early termination fee or penalty becoming due under the terms of any group annuity or other insurance contract.

     Section 4.18   Labor  Relations.  Except  as  set  forth  in
Schedule 4.18, (a) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees; (b) neither the Company nor any of its Subsidiaries is currently engaged in any negotiation with any trade union or employee organization; (c) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending or, to the Knowledge of any Goldsboro Party, threatened complaint regarding any alleged unfair labor practices as so defined; (d) there is no strike, labor dispute, work slow down or stoppage pending or, to the Knowledge of any Goldsboro Party, threatened against the Company or any of its Subsidiaries; (e) there is no arbitration proceeding arising out of any grievance or under any collective bargaining agreement which is pending or, to the Knowledge of any Goldsboro Party, threatened against the Company or any of its Subsidiaries; (f) neither the Company nor any of its Subsidiaries has experienced any material work stoppage; (g) neither the Company nor any of its Subsidiaries is the subject of any union organization effort;
(h) there are no claims pending or, to the Knowledge of any Goldsboro Party, threatened against the Company or any of its Subsidiaries related to the status of any individual as an independent contractor or employee; and (i) the Company and each of its Subsidiaries have complied in all respects with WARN.

     Section 4.19 Insurance Policies. Schedule 4.19 sets forth a list of all policies of insurance currently maintained, owned or held by the Company and its Subsidiaries (excluding any insurance contract which is part of a Company Benefit Plan identified on Schedule 4.17) (collectively, the "Insurance Contracts"), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto. To the Knowledge of the Goldsboro Parties, such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, and the Insurance Contracts will continue in effect after the Closing Date. Similar coverage to the coverage set forth in the Insurance Contracts has been maintained on a continuous basis for the last four (4) years. To the Knowledge of the Goldsboro Parties, neither the Company nor any of its Subsidiaries has received written notice that (a) it has breached or defaulted under any of such Insurance Contracts, or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts. Except as set forth in
Schedule 4.19 and except as would not reasonably be expected to result in a Material Adverse Effect on the Business, neither the Company nor any of its Subsidiaries is in default (including a failure to pay an insurance premium when due) with respect to any Insurance Contract, nor has the Company nor any of its Subsidiaries failed to give any notice of any claim under such Insurance Contract in due and timely fashion nor has the Company nor any of its Subsidiaries ever been denied or turned down for insurance coverage.

     Section 4.20   Environmental,   Health  and  Safety Matters.
Except as set forth on Schedule 4.20:

          (a) The Company and each of its Subsidiaries possess all permits and approvals required under, and each is in compliance in all material respects with, all Environmental Laws, and the Company and each of its Subsidiaries is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws, or any notice or demand letter issued thereunder,

          (b) to the Knowledge of the Goldsboro Parties, neither the Company nor any of its Subsidiaries has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and there is no fact or circumstance that could form the basis for the assertion of any claim against the Company or any of its Subsidiaries under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

          (c) neither the Company nor any of its Subsidiaries has entered into or agreed to enter into, any consent decree or order, and neither the Company nor any of its Subsidiaries is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

          (d)  neither  the  Company nor  any of its Subsidiaries
     has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past four (4) years;

          (e) to the Knowledge of the Goldsboro Parties, the Company and the Goldsboro Parties have made available to the Purchaser copies of all reports, notices and assessments relating to material environmental matters of the Company and its Subsidiaries; and neither the Company nor any of its Subsidiaries has paid any fine, penalty or assessment within the prior four (4) years with respect to environmental matters; and

          (f) neither the Company nor any of its Subsidiaries is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company or any of its Subsidiaries, or the Company's or any of its Subsidiaries' employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any of its Subsidiaries of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company or any of its Subsidiaries) from which any Hazardous Materials were Released into the environment (the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air); neither the Company nor any of its Subsidiaries has imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance in all material respects with all Environmental Laws.

          Section 4.21   Intellectual Property.

          (a) Schedule 4.21(a) contains a list of all Company Registered Intellectual Property, and specifying as to each scheduled item, as applicable, the assigned identifier or number, title or mark, filing date, registration or grant date and jurisdiction, and identifies that which is owned and that which is licensed by the Company and any of its Subsidiaries.

          (b) Except as set forth in Schedule 4.21(b), no Company Intellectual Property owned by the Company or any of its Subsidiaries, or product or service as currently used by
     the  Company  or  any  of   its   Subsidiaries   and   which
     incorporates  and  relates  to  such  Company   Intellectual
     Property, is subject to any proceeding or outstanding decree,
     order,  judgment,   settlement   agreement   or  stipulation
     (excluding licenses and business arrangements entered into by the Company or any of its Subsidiaries in the Ordinary Course) (i) restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any such product or service.

     Each item of Company Registered Intellectual Property owned by the Company or any of its Subsidiaries is valid and subsisting. Except as set forth on Schedule 4.21(b), all necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property owned by the Company or any of its Subsidiaries have been made for the purposes of maintaining and recording ownership of such Company Registered Intellectual Property in any jurisdiction material to the operations of the Company as currently conducted and as proposed to be conducted.

          (c) Except as set forth on Schedule 4.21(c), the Company owns and has good and exclusive title to, or has licenses for, each item of Company Intellectual Property necessary for the conduct of the Company's and its Subsidiaries' business as currently conducted and as proposed to be conducted, free and clear of any Lien
     (excluding licenses and related restrictions); and the Company is the exclusive owner or exclusive licensee of all trademarks and service marks, brands, trade names and domain names of the Company Registered Intellectual Property. Except as set forth on Schedule 4.21(c), neither the Company nor any of its Subsidiaries has granted any rights or interest in the Company Intellectual Property to a third party.

          (d) The Company owns exclusively and has good title to all copyrighted works created by or on behalf of the Company or any of its Subsidiaries for, or otherwise has the right to use the copyrighted works on or in connection with, the products currently offered by or proposed to be offered by the Company or any of its Subsidiaries.

          (e) To the extent that the Company Intellectual Property has been developed or created by a third party for the Company or any of its Subsidiaries, the Company or such Subsidiary, as applicable, has either (i) obtained a written agreement with such third party confirming the Company's ownership of such Company Intellectual Property, or (ii) has an irrevocable license sufficient for the operations of the Company and each of its Subsidiaries as currently conducted and as proposed to be conducted to all of such third party's Intellectual Property in such work, material or invention by operation of law or by valid agreement.

          (f) The operations of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, including the Company's and any of its Subsidiaries' design, development, marketing and sale of the products or services of the Company and any such Subsidiary, has not since October 2, 2006, and does not, infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of any Goldsboro Party, constitute unfair competition or trade practices under the Laws of any jurisdiction.

          (g) The Goldsboro Parties have no Knowledge, and have not received written notice of or any other overt threat from any third party, that the operation of the Company and its Subsidiaries as it is currently conducted and as proposed to be conducted, or any act, product, service, brand or mark of the Company or any of its Subsidiaries currently offered or used by the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

          (h)  To  the  Knowledge  of  the  Goldsboro Parties, no
     Person is currently infringing or misappropriating any Company Intellectual Property.

          (i) The Company and its Subsidiaries have taken reasonable steps to protect the rights of the Company and its Subsidiaries in the Confidential Information and any trade secret or confidential information of third parties used by the Company or any Subsidiary, and, except under confidentiality obligations, there has not been to the Knowledge of the Goldsboro Parties any unauthorized public disclosure by the Company or any of its Subsidiaries of any Confidential Information or any such trade secret or confidential information of third parties.

     Section 4.22 Software. Neither the Company nor any of its Subsidiaries owns any Company Proprietary Software or licenses or uses any Company Licensed Software that is material to the operation of the Company or its Subsidiaries as currently conducted and as proposed to be conducted.

     Section 4.23 Transactions with Affiliates. Except as set forth on Schedule 4.23, to the Knowledge of the Goldsboro Parties, no executive officer of the Company, any of its Subsidiaries, any Goldsboro Party, Murphy-Brown or any Affiliate of any of them, no Person with whom any such officer, manager or director has any direct or indirect relation by blood, marriage or adoption, no entity in which any such officer, manager or director or Person
owns   any  beneficial  interest  (other  than  a  publicly  held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of the Company or any of its Subsidiaries, including any Goldsboro Party
or   Murphy-Brown,  has  any  interest  in:  (a)  any   contract,
arrangement or understanding with, or relating to, the Company or any of its Subsidiaries or the properties or assets of the Company or any of its Subsidiaries; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Company or any of its Subsidiaries or the properties or assets of the Company or any of its Subsidiaries; or (c) any property
(real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any of its Subsidiaries.

     Section 4.24 Undisclosed Payments. To the Knowledge of the Goldsboro Parties, neither the Company, any of its Subsidiaries nor any of their respective officers, managers or directors, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the Company's or Subsidiaries' books and records in connection with or in any way relating to or affecting the Company or any of its Subsidiaries.

     Section 4.25 Customer and Supplier Relations. The Company and its Subsidiaries maintain good relations with each of its Customers and Suppliers and, to the Knowledge of the Goldsboro Parties, no event has occurred that could materially and adversely affect the Company's or its Subsidiaries' relations with any Customer or Supplier. Except as set forth on Schedule 4.25, no Customer or Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of any Goldsboro Party, made any threat to cancel or otherwise terminate any of its contracts with the Company or any of its Subsidiaries or to decrease its usage or supply of the Company's or any of its Subsidiaries' services or products, where such cancellation, termination, decrease would be reasonably expected to result in a Material Adverse Effect on the Business. Except as set forth on Schedule 4.25, no Goldsboro Party has any Knowledge to the effect that any current Customer or Supplier may terminate or materially alter its business relations with the Company or any of its Subsidiaries, either as a result of the transactions contemplated hereby or otherwise and where such termination or alteration would be reasonably expected to result in a Material Adverse Effect on the Business

     Section 4.26   Notes; Accounts Receivable.

          (a) Notes. All notes receivable and notes payable of the Company and its Subsidiaries owing by or to any Affiliate of the Company or any of its Subsidiaries or by or to any Goldsboro Party or Murphy-Brown (the "Affiliate Loans") have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the date hereof or shall have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the Closing Date. Schedule 4.26(a) sets forth a correct and complete list of all Affiliate Loans and the outstanding balance and applicable interest payments under each Affiliate Loan as of the date hereof.

          (b)  Accounts  Receivable.   Except  as  set  forth  on
     Schedule 4.26(b), all receivables reflected on the Final Working Capital Schedule (net of any reserves shown thereon)
     (i) will be valid, existing and collectible in a manner consistent with the Company's past practice without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course and (iii) will not be subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. Neither the Company nor any of its Subsidiaries has factored any of its receivables.

          (c) Accounts Payable. The accounts payable of the Company and its Subsidiaries reflected on the Balance Sheet (and that will be reflected on the Final Working Capital Schedule) arose or will arise from bona fide transactions in the Ordinary Course.

     Section 4.27 Licenses. The Company and its Subsidiaries own or possess all Licenses that are necessary to enable them to carry on their operations as presently conducted. To the Knowledge of the Goldsboro Parties, all such Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity.
No loss or expiration of any License is pending or, to the Knowledge of any Goldsboro Party, threatened (other than expiration upon the end of any term).

     Section 4.28 Ethical Practices. To the Knowledge of the Goldsboro Parties, neither the Company, any of its Subsidiaries nor any representative thereof has offered or given anything of value to: (i) any official of a Governmental Entity, any
political  party  or  official  thereof  or  any  candidate   for
political office; (ii) any customer or member of any Governmental Entity; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person's official capacity, including a decision to fail to perform such Person's official function; (y) inducing such Person to use such Person's influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person.

     Section 4.29   Product and Service Warranties and Guaranties.

          (a) There is no pending or, to the Knowledge of any Goldsboro Party, threatened claim alleging any breach of any Warranty. Except as set forth on Schedule 4.29, neither the Company nor any of its Subsidiaries has exposure to, or liability under, any Warranty (a) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Company and its Subsidiaries, or (b) that would have a Material Adverse Effect. Attached to Schedule 4.29 is the standard form of Warranty provided by the Company and its Subsidiaries.

          (b) Except as set forth on Schedule 4.29, adequate reserves for any expense to be incurred by any Company or any of its Subsidiaries as a result of any Warranty granted prior to the Closing will be reflected on the Final Working Capital Schedule.

     Section 4.30 Brokers, Finders and Investment Bankers. Except as set forth on Schedule 4.30, neither the Company, any of its Subsidiaries, nor any Goldsboro Party, nor any officer, member, manager, director or employee of the Company or any of its Subsidiaries nor any Affiliate of the Company or any of its Subsidiaries, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby. The
Goldsboro Parties are solely responsible for the fees and expenses of the brokers set forth on Schedule 4.30.

     Section 4.31   Guarantees.  Except as otherwise disclosed on
Schedule 4.31, neither any Goldsboro Party nor, to the Knowledge of the Goldsboro Parties, Murphy-Brown nor any of their respective Affiliates has guaranteed any obligations of the Company or any of its Subsidiaries under any guarantee, letter of credit, bid bond or performance bond.

     Section 4.32 Financial Capability. To the Knowledge of the Goldsboro Parties, the Seaboard Commitment Letters are in full force and effect and have not been amended or modified. None of the Goldsboro Parties has any reasonable expectation that any of the conditions set forth in the Seaboard Commitment Letters will not be satisfied. None of the Goldsboro Parties knows of any circumstances or conditions that could be reasonably expected to prevent the availability at the Closing of the Seaboard Commitment Letters.

     Section 4.33 Disclosure. No representation, warranty or covenant made by any Goldsboro Party in this Agreement, the Schedules or the Exhibits or any Goldsboro Ancillary Document contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or is necessary to make the statements contained herein or therein not misleading. Purchaser hereby acknowledges that it is not relying and has not relied whatsoever on any other representations and warranties or any other information or materials, including, but not limited to, those materials containing projections of the financial performance of the Company, regarding the subject matter of this Agreement, except for the representations and warranties set forth in this Agreement.

                           ARTICLE V.
  REPRESENTATIONS AND WARRANTIES RELATED TO THE MAXWELL GROWING
                            INTEREST

     The   Goldsboro  Parties  hereby,  jointly  and   severally,
represent and warrant to the Purchaser as follows as of the date hereof and as of the Closing Date:

     Section 5.1    Real Property.

          (a) Schedule 5.1(a) sets forth a correct and complete description of the MGI Real Property. Purchaser acknowledges that final legal descriptions of the MGI Real Property do not exist as of this date, but will be prepared by the Goldsboro Parties prior to Closing.

          (b)  Maxwell  or   Goldsboro   or   one   of   the  MGI
     Subsidiaries or an Affiliate of Maxwell or Goldsboro, as listed on Schedule 5.1(a), has good and marketable title to the MGI Real Property, subject to Permitted Liens.

          (c) All of the MGI Real Property is owned (and will be conveyed) in fee simple and none is leased.

          (d) No portion of the MGI Real Property, or any building or improvement located thereon, violates in any material respect any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control, except to the extent that any such violation or noncompliance would not interfere with the MGI Business as currently conducted. Except for the Permitted Liens or as set forth on Schedule 5.1(d), no MGI Real Property is subject to any decree or order of any Governmental Entity (or, to the Knowledge of any Goldsboro Party, threatened or proposed order).

          (e)  The  improvements  and  fixtures  on  the MGI Real
     Property are, in all material respects, considered as a whole with respect to each separate parcel of MGI Real Property, in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. There is no condemnation or similar proceeding pending or, to the Knowledge of any Goldsboro Party, threatened against any of the MGI Real Property or any improvement thereon. The MGI Real Property constitutes all of the real property utilized by Maxwell and the MGI Subsidiaries in the operation of the MGI Business.

     Section 5.2    Title to Assets; Related Matters.

          (a) Except as set forth on Schedule 5.2, Maxwell and the MGI Subsidiaries have good and marketable title to all of their respective property and assets used in the MGI Business, free and clear of all Liens except Permitted Liens.

          (b) All equipment and other items of tangible personal property and assets of Maxwell and the MGI Subsidiaries used in the MGI Business (i) are, in all material respects, considered as a whole, in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the regular and Ordinary Course and (iii) conform, in all material respects, to all applicable Laws. No Person other than Maxwell, Goldsboro or one of the MGI Subsidiaries or any of their respective Affiliates owns any equipment or other tangible personal property or assets situated on the MGI Real Property, except for leased items that are subject to personal property leases. Except for Excluded Maxwell Growing Interest Assets and except as set forth on Schedule 5.2, since January 1, 2010, neither Maxwell nor any of the MGI Subsidiaries has sold, transferred or disposed of any assets, other than sales of inventory in the Ordinary Course and other sales of assets which, in the aggregate, do not exceed $100,000 in sales price.

     Section 5.3 Inventory. Maxwell's and the MGI Subsidiaries' inventory related to the MGI Business (both as of the date hereof and on the Closing Date (as will be reflected on the "Final Working Capital Schedule" pursuant to the M-G Purchase Agreement)) (a) is sufficient for the operation of the MGI Business in the Ordinary Course, (b) consists of items that are good and merchantable within normal trade tolerances, (c) is of a quality and quantity presently usable or saleable in the Ordinary Course (subject to applicable reserves), (d) is valued on the books and records of Maxwell or the MGI Subsidiaries at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with past practice, and (e) is subject to reserves determined in accordance with GAAP, specifically including reserves for obsolescence and excess inventory. To the Knowledge of the Goldsboro Parties, no previously sold inventory of the MGI Business is subject to returns in excess of those historically experienced by Maxwell or the MGI Subsidiaries.

     Section 5.4 No Other Assumed Liabilities. The Company will not assume any liabilities or obligations related to the Maxwell Growing Interest in connection with the M-G Purchase, other than obligations under the MGI Contracts, the insurance policies set forth on Schedule 5.11, and the contracts listed on
Schedule 5.4, and then only to the extent such obligations are not required to be performed on or prior to the Closing Date, but rather will accrue and relate to operations subsequent to the Closing Date.

     Section 5.5 Legal Proceedings. Except as and to the extent unrelated to the MGI Business or as set forth on Schedule 5.5, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of any Goldsboro Party, threatened against, relating to or involving Maxwell, any MGI Subsidiary or their respective real or personal property used in the MGI Business before any Governmental Entity or any arbitrator (an "MGI Legal Proceeding").

     Section 5.6 Compliance with Law. Except as and to the extent unrelated to the MGI Business, Maxwell and each MGI Subsidiary is (and has been at all times during the four (4) years) in compliance in all material respects with all applicable Laws, except to the extent such instances of non-compliance would not require payment by, or result in Losses to, Maxwell or any MGI Subsidiary or the Company or any of its Subsidiaries, in excess of $50,000 with respect to any such instance individually or in excess of $100,000 in the aggregate with respect to all such instances. Except as and to the extent unrelated to the MGI Business or as set forth on Schedule 5.6, (a) neither Maxwell nor any MGI Subsidiary has been charged with, nor received any written notice that it is under investigation with respect to, and, to the Knowledge of any Goldsboro Party, neither Maxwell nor any MGI Subsidiary is otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity, (b) neither Maxwell nor any MGI Subsidiary is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator and (c) Maxwell and each MGI Subsidiary has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof. Sleepy Creek has revised its standard grower contract form to comply with all applicable federal Laws (and, to the Knowledge of the Goldsboro Parties, such revised contract does now so comply), and Sleepy Creek has now entered into new contracts with each of its active growers based upon such revised standard contract form. Except as and to the extent unrelated to the MGI Business or as set forth on Schedule 5.6, neither Maxwell nor any MGI Subsidiary sells, or has ever sold, any product or provided any services to any Governmental Entity, and neither Maxwell nor any MGI Subsidiary is currently under any contract or agreement with any Governmental Entity. Neither Maxwell nor any MGI Subsidiary is
(x) subject to any judgment, decree, injunction, rule or order of any court or arbitration panel with respect to the MGI Business or (y) debarred or suspended from doing business with any Governmental Entity.

     Section 5.7    Maxwell Growing Interest Contracts.  Schedule
5.7 sets forth a correct and complete list of all grower contracts and other contracts related to the MGI Business to which Maxwell or any MGI Subsidiary is a party, by which Maxwell, any MGI Subsidiary or any property of any of them is subject or by which Maxwell or any MGI Subsidiary is otherwise bound, whether oral or written, which will be assigned to the Company as part of the M-G Purchase (the "MGI Contracts") (other than the Employment Agreements set forth on Schedule 5.8, the MGI Benefit Plans set forth on Schedule 5.9 and the insurance policies set forth on Schedule 5.11). Copies of all MGI Contracts have been made available to the Purchaser. To the Knowledge of the Goldsboro Parties, the MGI Contracts are legal, valid, binding and enforceable, in all material respects, in accordance with their respective terms with respect to Maxwell or any MGI Subsidiary, as applicable, and each other party to such MGI Contracts. There is no existing default or breach of Maxwell or any MGI Subsidiary, as applicable, under any MGI Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of any Goldsboro Party, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any MGI Contract (although approximately 10% of growers are on process improvement plans).

     Section 5.8 Officers and Employees. Except as and to the extent unrelated to the MGI Business or as set forth on Schedule 5.8, neither Maxwell nor any MGI Subsidiary is a party to or bound by any Employment Agreement (the Employment Agreements set forth on Schedule 5.8 being referred to herein as the "MGI Employment Agreements"). The Goldsboro Parties have provided to the Purchaser correct and complete copies of each MGI Employment Agreement. To the Knowledge of the Goldsboro Parties, there is no existing default or breach of Maxwell or any MGI Subsidiary, as applicable, under any MGI Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach), and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any MGI Employment Agreement. Neither any Goldsboro Party nor any MGI Subsidiary has received a claim from any Governmental Entity to the effect that MGI or any MGI Subsidiary has improperly classified any person (a) as an independent contractor or (b) as "exempt" or "non-exempt" under the FLSA. Except as and to the extent unrelated to the MGI Business or as set forth on Schedule 5.8, neither any Goldsboro Party nor any MGI Subsidiary has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of Maxwell or any MGI Subsidiary with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise.

     Section 5.9 MGI Benefit Plans. Each MGI Benefit Plan is identified in Schedule 5.9, and the Goldsboro Parties have provided a correct and complete copy of each such plan to the Purchaser together with the most recent report filed with respect to such plan with any Governmental Entity. No MGI Benefit Plan is subject to Title IV of ERISA, and no MGI Benefit Plan is described in Section 413(c) of the Code or Section 3(40) of ERISA. The terms of each MGI Benefit Plan as currently in effect that purports to be qualified under Section 401(a) of the Code and any trust which is a part of any such MGI Benefit Plan are subject to a favorable determination letter or opinion letter from the U.S. Internal Revenue Service, and each such plan has been operated and administered in accordance with all Laws (including ERISA and the Code). The terms of each other MGI Benefit Plan satisfy the requirements of Laws (including ERISA and the Code), and each such plan has been operated and administered in accordance with all Laws (including ERISA and the Code). Maxwell and each of the MGI Subsidiaries have timely satisfied all reporting and disclosure obligations under Laws (including ERISA and the Code) with respect to the MGI Benefit Plans. Neither Maxwell nor an ERISA Affiliate has any liability (directly or indirectly, contingent or otherwise) under any Employee Benefit Plan other than a MGI Benefit Plan. There have been no prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any MGI Benefit Plan which have not been corrected in full with respect to which any Tax or penalty is due or which are not otherwise exempt under Section 4975(d) of the Code or Section 408 of ERISA. If the benefits under an MGI Benefit Plan are funded through a trust, the fair market value of the assets of such trust equal or exceed the liabilities of such plan. If the benefits under an MGI Benefit Plan are funded through insurance contracts, such contracts are in full force and effect and all premiums have been paid when due. If benefits under an MGI Benefit Plan are funded from the general assets of Maxwell or any of the MGI Subsidiaries, the liability for funding such benefits is shown on Schedule 5.9 (with such liability being shown in accordance
with  GAAP  and  any  applicable  standards  of   the  Financial
Accounting Standards Board). Maxwell and each of the MGI Subsidiaries have made full and timely payment of all amounts which are required to be paid as contributions to each MGI
Benefit Plan.  No  MGI  Benefit  Plan   provides   for  benefits
described in Section 3(1) of ERISA following a termination of employment except as required under Part 6 of Title I of ERISA, and Maxwell and each of the MGI Subsidiaries have complied in
all  respects   with   the   healthcare   continuation  coverage
requirements of Part 6 of Title I of ERISA. Except as set forth in Schedule 5.9, there is no contract, agreement, plan or arrangement with any Person which provides for any payment to any employee by Maxwell or any of the MGI Subsidiaries, which payment would fail to be deductible by reason of Section 280G of
the Code or which  would  exceed  the  deduction  limits   under
Section 404 of the Code. Except as set forth in Schedule 5.9, neither Maxwell nor any of the MGI Subsidiaries has any contractual obligation to maintain any MGI Benefit Plan for any period of time or to make contributions from its general assets at a fixed rate to such plan (other than premium payments for an insurance contract which are set on a year-to-year basis and matching contributions as provided in Maxwell's 401(k) plan), and Maxwell can terminate any MGI Benefit Plan at any time, including an MGI Benefit Plan which is described in Section 401(k) of the Code, without any early termination fee or penalty becoming due under the terms of any group annuity or other insurance contract.

     Section 5.10   Labor  Relations.  Except  as  and  to   the
extent unrelated to the MGI Business or as set forth in Schedule 5.10, (a) neither Maxwell nor any of the MGI Subsidiaries is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees; (b) neither Maxwell nor any of the MGI Subsidiaries is currently engaged  in  any  negotiation  with  any trade union or employee
organization;  (c)  neither  Maxwell   nor   any   of   the  MGI
Subsidiaries has engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending or, to the Knowledge of any Goldsboro Party, threatened complaint regarding any alleged unfair labor practices as so defined; (d) there is no strike, labor dispute, work slow down or stoppage pending or, to the Knowledge of any Goldsboro Party, threatened against Maxwell or any of the MGI Subsidiaries; (e) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Knowledge of any Goldsboro Party, threatened against Maxwell or any of the MGI Subsidiaries; (f) neither Maxwell nor any of the MGI Subsidiaries has experienced any material work stoppage; (g) neither Maxwell nor any of the MGI Subsidiaries is the subject of any union organization effort; (h) there are no claims pending or, to the Knowledge of any Goldsboro Party, threatened against Maxwell or any of the MGI Subsidiaries related to the status of any individual as an independent contractor or employee; and (i) Maxwell and each of the MGI Subsidiaries have complied in all respects with WARN.

     Section 5.11 Insurance Policies. Schedule 5.11 sets forth a list of all policies of insurance currently maintained, owned or held by Maxwell and the MGI Subsidiaries related to the MGI Business (collectively, the "MGI Insurance Contracts"), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto. To the Knowledge of the Goldsboro Parties, such MGI Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, and the MGI Insurance Contracts will continue in effect after the Closing Date. Similar coverage to the coverage set forth in the MGI Insurance Contracts has been maintained on a continuous basis for the last five (5) years. Neither Maxwell nor any of the MGI Subsidiaries has received written notice that (a) it has breached or defaulted under any of such MGI Insurance Contracts, or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such

MGI Insurance Contracts. Except as set forth in Schedule 5.11, neither Maxwell nor any MGI Subsidiary is in default (including a failure to pay an insurance premium when due) in any material respect with respect to any MGI Insurance Contract, nor has Maxwell nor any MGI Subsidiary failed to give any notice of any material claim under such MGI Insurance Contract in due and timely fashion nor has Maxwell nor any MGI Subsidiary ever been denied or turned down for insurance coverage.

     Section 5.12   Environmental,  Health  and  Safety Matters.
Except  as  set  forth on Schedule 5.12, with respect to the MGI
Real Property and the MGI Business:

          (a) Maxwell and each MGI Subsidiary possess all permits and approvals required under, and each is in compliance in all material respects with, all Environmental Laws, and Maxwell and each MGI Subsidiary is in compliance in all material respects with all applicable limitations,
     restrictions,    conditions,    standards,    prohibitions,
     requirements,   obligations,   schedules   and   timetables
     contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder;

          (b) to the Knowledge of the Goldsboro Parties, neither Maxwell nor any MGI Subsidiary has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and there is no fact or circumstance that could form the basis for the assertion of any claim against Maxwell or any MGI Subsidiary under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

          (c) neither Maxwell nor any MGI Subsidiary has entered into or agreed to enter into any consent decree or order, and neither Maxwell nor any MGI Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

          (d) neither Maxwell nor any MGI Subsidiary has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past four (4) years;

          (e) neither Maxwell nor any MGI Subsidiary is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of Maxwell or any MGI Subsidiary, or Maxwell's or any MGI Subsidiaries' employees, agents or representatives or arising out of the ownership, use, control or operation by Maxwell or any MGI Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by Maxwell or any MGI Subsidiary) from which any Hazardous Materials were Released into the environment (the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

          (f) the Goldsboro Parties have made available to the Purchaser copies of all reports, correspondence, memoranda, computer data and files relating to environmental matters in the MGI Real Property; and neither Maxwell nor any MGI Subsidiary has paid any fine, penalty or assessment within the prior four (4) years with respect to environmental matters on the MGI Real Property;

          (g) no MGI Real Property, improvement or equipment of Maxwell or any MGI Subsidiary contains any polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers in violation in any material respect of Environmental Laws; and

          (h) neither Maxwell nor any MGI Subsidiary has imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in material compliance with all Environmental Laws.

     Section 5.13 Intellectual Property. Maxwell or an MGI Subsidiary has transferred all right, title and interest of Maxwell or such MGI Subsidiary in any Company Intellectual Property to the Company or will transfer all right, title and interest of Maxwell or such MGI Subsidiary in any Company Intellectual Property to the Company in connection with the M-G Purchase Agreement.

     Section 5.14   Software.

          (a) Schedule 5.14 sets forth a correct and complete list of: (i) the MGI Proprietary Software, (ii) the MGI Licensed Software, and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by Maxwell or any MGI Subsidiary and related to the MGI Software.

          (b) Except as set forth on Schedule 5.14, Maxwell has all right, title and interest in and to the MGI Proprietary Software, free and clear of all Liens. Maxwell has developed the MGI Proprietary Software through its own efforts, as described in Section 5.14(d), and for use in the conduct of the MGI Business. The use of the MGI Software does not breach any term of any license or other contract between Maxwell or any MGI Subsidiary, on the one hand, and any third party, on the other hand. Maxwell and the MGI Subsidiaries are in compliance with the terms and conditions of all license agreements in favor of Maxwell or any MGI Subsidiary relating to the MGI Licensed Software.

          (c) The MGI Proprietary Software has not, does not and shall not infringe any patent, copyright or trade secret or any other Intellectual Property right of any third party. The source code for the MGI Proprietary Software is and has been maintained in confidence.

          (d) The MGI Proprietary Software was: (i) developed by Maxwell's employees working within the scope of their employment at the time of such development; or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of Maxwell as assignee that have conveyed to Maxwell ownership of all of its Intellectual Property rights in the MGI Proprietary Software; or (iii) acquired by Maxwell in connection with acquisitions in which Maxwell obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to Intellectual Property rights in the MGI Proprietary Software. Neither Maxwell nor any MGI Subsidiary has received notice from any third party claiming any right, title or interest in the MGI Proprietary Software.

          (e)  Neither  Maxwell  nor  any  MGI   Subsidiary  has
     granted rights in the MGI Software to any third party.

     Section 5.15 Transactions with Affiliates. Except as set forth on Schedule 5.15, to the Knowledge of the Goldsboro Parties, no officer, manager or director of Maxwell or any MGI Subsidiary, no Person with whom any such officer, manager or director has any direct or indirect relation by blood, marriage or adoption, no entity in which any such officer, manager or director or Person
owns   any  beneficial  interest  (other  than  a  publicly  held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of Maxwell or any MGI Subsidiary has any interest in: (a) any contract, arrangement or understanding with, or relating to, Maxwell or any MGI Subsidiary or the properties or assets of Maxwell or any MGI Subsidiary in connection with the MGI Business; (b) any loan, arrangement, understanding, agreement or contract for or relating to Maxwell or any MGI Subsidiary or the properties or assets of Maxwell or any MGI Subsidiary in connection with the MGI Business; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by Maxwell or any MGI Subsidiary in connection with the MGI Business.

     Section 5.16 Undisclosed Payments. To the Knowledge of the Goldsboro Parties, neither Maxwell, any MGI Subsidiary nor any of their respective officers, managers or directors, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in Maxwell's or the MGI Subsidiaries' books and records in connection with or in any way relating to or affecting the MGI Business.

     Section 5.17 Supplier Relations. Schedule 5.17 contains a correct and complete list of the names of the suppliers to the MGI Business to which Maxwell or any MGI Subsidiary paid an amount in excess of $10,000,000 during the twelve (12) month period ended June 30, 2010.

     Section 5.18 Licenses. Schedule 5.18 is a correct and complete list of all Licenses held by Maxwell and each MGI
Subsidiary related to the MGI Business. Maxwell and the MGI Subsidiaries own or possess all Licenses that are necessary to enable them to carry on the MGI Business as presently conducted. To the Knowledge of the Goldsboro Parties, all such Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity. Maxwell has taken all necessary action to maintain each such License. No loss or expiration of any such License is pending or, to the Knowledge of any Goldsboro Party, threatened (other than expiration upon the end of any term).

                           ARTICLE VI.
 REPRESENTATIONS AND WARRANTIES RELATED TO THE GOLDSBORO PARTIES

     The   Goldsboro  Parties  hereby,  jointly  and   severally,
represent and warrant to the Purchaser as follows as of the date hereof and as of the Closing Date:

     Section 6.1 Authorization. Each Goldsboro Party has the right, power, authority and capacity to execute and deliver this Agreement and each Goldsboro Ancillary Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Goldsboro Ancillary Documents by the Goldsboro Parties and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Goldsboro Parties. This Agreement has been, and the Goldsboro Ancillary Documents shall be as of the Closing Date, duly executed and delivered by the Goldsboro Parties, and do or shall, as the case may be, constitute the valid and binding agreements of the Goldsboro Parties enforceable against the Goldsboro Parties in accordance with their respective terms.

     Section 6.2 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Goldsboro Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) except as set forth on Schedule 6.2, any contract, agreement, permit, franchise, license or other instrument applicable to such Goldsboro Party, (b) any judgment, decree or order of any Governmental Entity to which such Goldsboro Party is a party or by which such Goldsboro Party or any of its properties are bound, or (c) any Law or arbitration award applicable to such Goldsboro Party.

     Section 6.3    Ownership of Equity.

          (a) Maxwell has good and valid title to and beneficial ownership of the number of Membership Interests set forth next to Maxwell's name on Schedule 4.3, and such Membership Interests are (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Liens. Other than the Membership Interests listed on Schedule 4.3, Maxwell owns no Membership Interests, units or other equity security of the Company or any of its Subsidiaries, or any option, warrant, right, call, commitment or right of any kind to have any such equity security issued.

          (b) As of the Closing, (i) pursuant to the Murphy-Brown Butterball Interest Contribution Agreement, Newco will convey good title to the Murphy-Brown Growing Interest and the Murphy-Brown Member Note, free and clear of all Liens other than liens permitted under the Murphy-Brown Purchase Agreement, to the Company, and (ii) pursuant to the Seaboard Purchase Agreement, Newco will convey good title to the Newco Membership Interest, free and clear of all Liens, to the Purchaser.

          (c)  Immediately  upon  consummation  of  the  Seaboard
     Closing,  Maxwell  and  the  Purchaser  will  each own a 50%
     Membership Interest in the Company, free and clear of all Liens.

          (d) Maxwell is a wholly-owned subsidiary of Maxwell Indiana. The equity interests of Maxwell Indiana are owned by individuals who are members of the Maxwell Family (or trusts for the benefit of such individuals or related persons), and Maxwell Indiana is not a subsidiary of any other entity.

     Section 6.4 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of such Goldsboro Party, threatened against, relating to or involving such Goldsboro Party which could reasonably be expected to adversely affect such Goldsboro Party's ability to consummate the transactions contemplated by this Agreement or the Goldsboro Ancillary Documents.

                          ARTICLE VII.
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The   Purchaser  hereby  represents  and  warrants  to   the
Goldsboro Parties as follows:

     Section 7.1 Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 7.2 Authorization. The Purchaser has full power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Purchaser. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of course in granting equitable remedies.

     Section 7.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the organizational documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any

Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or (d) any Law applicable to the Purchaser unless, in each case, such violation, conflict, breach, default, loss of benefit or accelerated obligation would not, either individually or in the aggregate, have a material adverse impact on the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents, except for compliance with the applicable requirements of the HSR Act.

     Section 7.4 Financial Capability. To the knowledge of the Purchaser, the Seaboard Commitment Letters are in full force and effect and have not been amended or modified. The Purchaser does not have any reasonable expectation that any of the conditions set forth in the Seaboard Commitment Letters will not be satisfied. The Purchaser does not know of any circumstances or conditions (other than the termination of this Agreement in accordance with its terms) that could be reasonably expected to prevent the availability at the Closing of the New Butterball Credit Facility Loan Proceeds.

                          ARTICLE VIII.
                CERTAIN COVENANTS AND AGREEMENTS

     Section 8.1 Conduct of Business by the Company. For the period commencing on the date hereof and ending on the Closing Date, the Goldsboro Parties will not vote, approve, agree to or otherwise authorize any action which requires the unanimous approval, agreement or authorization of Maxwell and Murphy-Brown pursuant to the Operating Agreement without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with the continued operation of the Company and each Subsidiary during the period commencing on the date hereof and ending on the Closing Date, the Goldsboro Parties shall confer, and shall use commercially reasonable efforts to cause the Company to confer, in good faith on a regular and frequent basis with the Purchaser regarding operational matters and the general status of on-going operations of the Company and its Subsidiaries. Each Goldsboro Party hereby acknowledges that, except as otherwise consented to in writing by the Purchaser, the Purchaser does not and shall not waive any right it may have hereunder as a result of such consultations. The Goldsboro Parties shall not, and shall use commercially reasonable efforts to cause the Company and each Subsidiary not to, take any action that would, or that could reasonably be expected to, result in any representation or warranty of any Goldsboro Party set forth herein to become untrue.

     Section 8.2 Inspection and Access to Information. During the period commencing on the date hereof and ending on the Closing Date, the Goldsboro Parties will, and will use reasonable efforts to cause the Company, each Subsidiary and their respective officers, directors, managers, employees, auditors and agents to, provide the Purchaser and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of their respective premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including, with respect to the Company and its Subsidiaries, Tax Returns filed and those in preparation) and shall use reasonable efforts to cause the Company's officers to furnish to the Purchaser and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company or any of its Subsidiaries and otherwise fully cooperate with the conduct of due diligence by the Purchaser and its representatives.

     Section 8.3    Notices  of  Certain  Events.  The  Goldsboro
Parties shall promptly notify the Purchaser of:

          (a) any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of any Goldsboro Party hereunder being inaccurate in any material respect;

          (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

          (c)  any  notice  or  other   communication   from  any
     Governmental Entity in connection with the transactions contemplated hereby;

          (d) any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of any Goldsboro Party, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.12 or that relates to the consummation of the transactions contemplated hereby; and

          (e) (i) the damage or destruction by fire or other casualty of any asset or part thereof of the Company or any of its Subsidiaries or (ii) any such asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of any Goldsboro Party, any threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

     Each Goldsboro Party hereby acknowledges that the Purchaser does not and shall not waive any right it may have hereunder as a result of such notifications.

     Section 8.4 Interim Financials. As promptly as practicable following each regular accounting period on or after August 1, 2010 and prior to the Closing Date, the Goldsboro Parties shall use reasonable efforts to cause the Company to deliver to the Purchaser periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Company and its Subsidiaries and, if available, unaudited statements of the financial position of the Company and its Subsidiaries as of the last day of each accounting period and statements of income and changes in financial position of such entity for the period then ended.

     Section 8.5 No Solicitation of Transactions. During the period commencing on the date hereof and ending on the Closing Date, the Goldsboro Parties and their respective Affiliates, officers, directors, shareholders and advisors will not initiate, solicit, negotiate, respond to, or pursue with any third party (including, without limitation, Smithfield Foods, Inc. ("Smithfield") and its Affiliates) any inquiry, proposal or offer relating to the acquisition and/or financing of the Company and its Subsidiaries or the Business, or any portion thereof, or of the Murphy-Brown Butterball Interest, the Maxwell Growing Interest, or the Maxwell Membership Interest (the

Maxwell Membership Interest together with the Maxwell Growing Interest, the "Maxwell Butterball Interest") whether by purchase of assets or stock, merger, consolidation, recapitalization, reorganization or other transaction (an "Alternative Offer"), and shall not provide any information regarding the Company, its Subsidiaries, the Maxwell Butterball Interest or the Murphy-Brown Butterball Interest, to any third party, where the Goldsboro Parties or their respective Affiliates, officers, directors, shareholders and advisors have reason to believe such information may be used in connection with an Alternative Offer. In addition, the Goldsboro Parties will, from the date hereof until the Closing Date, cease any discussions with any third parties other
than  the  Purchaser  relating  to  an  Alternative  Offer.   The
Goldsboro Parties will promptly advise the Purchaser in writing of the terms of any Alternative Offer and the name of the offeror.
Notwithstanding  the  foregoing,  it  is   understood   that  the
Goldsboro Parties shall be permitted to continue discussions and negotiations with Smithfield and its Affiliates with respect to the purchase of the Murphy-Brown Butterball Interest pursuant to the Buy/Sell Notice. Notwithstanding anything to the contrary contained herein, this Section 8.5 shall be deemed to have terminated in the event that this Agreement is terminated in accordance with the provisions of Article XI.

     Section 8.6 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall each use its commercially reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described on Schedule 4.14 and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, managers, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

          (a) On August 31, 2010, each of the Goldsboro Parties and the Purchaser filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form and any supplemental information requested in connection therewith pursuant to the HSR Act required for the transactions contemplated by this Agreement. The Goldsboro Parties and the Purchaser shall keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Each Party shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Each of the Parties shall cooperate with the other in promptly filing any other necessary applications, reports or other documents with any Governmental Entity having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Entity. Notwithstanding any provision of this Agreement to the contrary, the Purchaser shall not be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Purchaser or any of its Affiliates or the Company and its Subsidiaries in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under the HSR Act or any other antitrust statute or regulation. Any filing fees or other expenses required to be paid under the HSR Act shall be borne one-half by the Purchaser, on one hand, and one-half by the Goldsboro Parties, on a joint and several basis, on the other hand.

          (b)  In   the    event    any   claim,   action,  suit,
     investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of any of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding,
     use all  commercially  reasonable  efforts   to   have  such
     injunction  or  other  order  lifted,  and  (iii)  cooperate
     reasonably   regarding   any   other   impediment   to   the
     consummation of the transactions contemplated hereby.

          (c) The Goldsboro Parties will cause the Company to give all notices to third parties and use its commercially reasonable best efforts (in consultation with the Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby,
     (ii) required to be given or obtained, including those required to be given or obtained as set forth on Schedule
     4.14 and the other  Schedules, (iii)  required  to  avoid  a
     breach  of  or  default  under  any   Company   Contract  in
     connection  with  the  consummation   of   the  transactions
     contemplated hereby or (iv) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

          (d) The Goldsboro Parties, on the one hand, and the Purchaser, on the other hand, shall give prompt notice to the other Party or Parties of (i) the occurrence, or failure to occur, of any event, the occurrence or failure of which would be likely to cause any representation or warranty of the Goldsboro Parties or the Purchaser, as the case may be, contained herein to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any condition specified in
     Article IX and (ii) any failure of the Goldsboro Parties or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder. Each Goldsboro Party hereby acknowledges that the Purchaser does not and shall not waive any right it may have hereunder as a result of such notifications, and the Purchaser hereby acknowledges that none of the Goldsboro Parties waive, nor shall waive any right any of them may have hereunder as a result of such notifications; provided that each Party shall provide the other Party with reasonable time to cure any such occurrence or failure to occur of an event.

          (e) The Goldsboro Parties shall use reasonable efforts to cause the Company, each Subsidiary and any Affiliate of any of them thereof to do all things required by the Company or any of its Subsidiaries pursuant to this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

     Section 8.7 Public Announcements. Subject to their legal obligations, each Party shall consult with the other regarding the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby, whether to the financial community, Governmental Entities, employees, customers, suppliers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

     Section 8.8 Supplements to Schedules. From time to time up to the Closing, the Goldsboro Parties shall promptly supplement or amend the Schedules that they have delivered with respect to any matter first existing or occurring following the date hereof that (a) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules, or (b) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby. No supplement or amendment to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 9.2 or the obligations of the Goldsboro Parties under Sections 12.1 and 12.2.

     Section 8.9 Confidentiality. The terms of the Confidentiality Agreement (the "Confidentiality Agreement"), dated June 16, 2010, with respect to Butterball and Maxwell are incorporated by reference herein and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section
8.9 shall terminate. If this Agreement is, for any reason, terminated prior to Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

     Section 8.10 Tax Matters. The Company will make (or, if made previously, will maintain) an election under Section 754 of the Code that will apply with respect to the Company's taxable year in which the Seaboard Closing occurs. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company when due, and the Goldsboro Parties will cause the Company, at its own expense, to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     Section 8.11 Growing Interest Assets. Prior to the Closing, the Goldsboro Parties shall take all commercially reasonable actions to cause the Maxwell Growing Interest to exclude the Excluded Maxwell Growing Interest Assets and include the Additional Maxwell Growing Interest Assets (the "Maxwell Growing Interest Assets Transfers"). Purchaser acknowledges and agrees that the Goldsboro Parties do not currently own portions of the Additional Maxwell Growing Interest Assets which portions are described on Schedule 1.1(a). Prior to the Closing, Maxwell, at Maxwell's expense, will deliver to the Company and the
Purchaser the Surveys. Each Survey will: (i) show the location of all highways, streets, roads and railroads lying adjacent to each property, (ii) show the approximate location of all major creeks or ponds, if any, abutting any boundary lines of each property, (iii) show any and all encroachments over and across boundary lines, (iv) define the property in acres and square feet and show a metes and bounds legal description on each Survey and provide a valid and accurate legal description of the property (to be used in the Deeds); (v) contain the North directional arrow at the top of the Survey; (vi) show each point of access to the property and its direct access to a public right-of-way or such other easement providing a legal and insurable means of access to such public right-of-way; (vii) be sufficient to delete the "general" or "standard" survey exception to a 2006 ALTA title policy in favor of a future insured, and
(viii) include certification of the Survey's accuracy. The Goldsboro Parties will take all steps (including the granting of appropriate rights of way easements) to ensure that each parcel of MGI Real Property has access to a public right of way, as more particularly described in Section 9.2(k) below. The Parties shall mutually agree upon any improvements which are to be made to any Additional Maxwell Growing Interest Assets after the date hereof and prior to the Closing.

     Section 8.12 Seaboard Commitment Letters. The Seaboard Commitment Letters shall be executed and delivered by Purchaser and accepted by Maxwell simultaneously with the execution of this Agreement. While it is understood that Purchaser intends to form a syndicate of lenders reasonably acceptable to Maxwell in order to finance the transactions contemplated by the Seaboard Commitment Letters, the successful formation of such a syndicate prior to the Closing shall not be a condition to Purchaser's commitment under the Seaboard Commitment Letters to initially fund such credit facilities on the Closing Date. Subject to the terms and conditions set forth in the Seaboard Commitment Letters, the Goldsboro Parties shall use commercially reasonable efforts to take all actions to cause the financing transactions contemplated by the Seaboard Commitment Letters to be consummated simultaneously with the Closing. Without limitation to the forgoing, the Goldsboro Parties will, and will cause the Company to, use commercially reasonable efforts to (a) maintain the effectiveness of, and comply with all of their respective obligations under, the Seaboard Commitment Letters in accordance with their terms (including all obligations of the Goldsboro Parties to cooperate with and provide agreements in favor of any "Lead Arranger" engaged by the Purchaser in connection with the syndication of the financing transactions contemplated by the Seaboard Commitment Letters), (b) enter into definitive documentation with respect to the financing transactions contemplated by the Seaboard Commitment Letters, (c) satisfy all funding conditions set forth in the definitive documentation with respect to the financing transactions contemplated by the Seaboard Commitment Letters and (d) consummate the financing transactions contemplated by the Seaboard Commitment Letters. No Goldsboro Party shall, and the Goldsboro Parties shall cause the Company not to, solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any financing that is a competing financing to the financing transactions contemplated by the Seaboard Commitment Letters.

     Section 8.13 Commitment Fees. To the extent that any Commitment Fees are paid by Maxwell or the Purchaser prior to the Closing, the Parties shall cause the Company to reimburse Maxwell or the Purchaser, as applicable, at Closing in an amount equal to the aggregate Commitment Fees paid by such Party.

                           ARTICLE IX.
                      CONDITIONS TO CLOSING

     Section 9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to effect the transactions contemplated hereby shall be subject the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Governmental Consents. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated. All other consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof shall have been obtained or made.

          (b) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

          (c) Amended and Restated Operating Agreement. Maxwell and the Purchaser shall have entered into an Amended and Restated Operating Agreement of the Company, in the form agreed to by the Parties.

          (d) Murphy-Brown Butterball Interest Purchase. All closing conditions related to the Murphy-Brown Butterball
     Interest Purchase shall have been satisfied or waived.

     Section 9.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of the Goldsboro Parties set forth in Article VI shall have been correct and complete in all material respects as of the date hereof and shall be correct and complete in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be correct and complete in all respects.

          (b) Performance of Obligations of the Goldsboro Parties. The Goldsboro Parties shall have performed in all material respects all covenants and agreements required to be performed by each of them hereunder at or prior to the Closing.

          (c) Opinion of Goldsboro Parties' Counsel. The Purchaser shall have received an opinion of Kilpatrick Stockton LLP, counsel to the Goldsboro Parties, dated the Closing Date, substantially in the form agreed to by the Parties (the "Goldsboro Opinion").

          (d) Ancillary Documents. The Goldsboro Parties shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 10.2.

          (e) Indebtedness; Release of Liens. The Goldsboro Parties shall have delivered to the Purchaser payoff letters ("Payoff Letters") from each lender to the Butterball Closing Date Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all Liens of such lender affecting any real or personal property of the Company or any of its Subsidiaries will be released.

          (f) Closing Date Indebtedness Statement and Closing Date Purchase Price Statement. The Goldsboro Parties shall have delivered to the Purchaser the Closing Date Indebtedness Statement and Closing Date Purchase Price Statement at least two (2) Business Days prior to the Closing Date.

          (g)  Maxwell  Growing  Interest  Assets Transfers.  The
     Maxwell  Growing  Interest  Assets Transfers shall have been
     consummated,  and   the   Purchaser   shall   have  received
     reasonable evidence thereof.

          (h) Management Services Agreement. The Company and Sleepy Creek Management, LLC, a North Carolina limited liability company and an Affiliate of the entities comprising the Maxwell Group, shall have entered into a Management Services Agreement, substantially in the form
     agreed  to  by  the   Parties   (the   "Management  Services
     Agreement").

          (i) Maxwell Transition Services Agreement. The Company and Sleepy Creek Turkeys, Inc., an Affiliate of the entities comprising the Maxwell Group, shall have entered into a Transition Services Agreement, substantially in the form agreed to by the Parties (the "Maxwell Transition Services Agreement").

          (j) Grower Contracts. Each of the Maxwell Group and Newco, as applicable, shall have executed a valid assignment to the Company of the MGI Contracts or the Murphy-Brown Contracts, as applicable, in the form agreed to by the Parties (collectively, the "Grower Contract Assignments").

          (k) Access Easements. The Company shall have executed access easement agreements with the Adjacent Owners sufficient to provide access to and from a public right-of-way for each parcel of real property included in the Maxwell Growing Interest that does not have direct access to (i.e., touch) a public right-of-way, substantially in the form agreed to by the Parties (collectively, the "Access Easement Agreements"). All easements shall be subject to the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

          (l) Transaction Documents. Each of the Newco Promissory Note, the Murphy-Brown Purchase Agreement, the Murphy-Brown Butterball Interest Contribution Agreement, the M-G Purchase Agreement, the Maxwell Redemption Agreement, and the Seaboard Purchase Agreement shall have been executed and delivered by all parties thereto.

     Section 9.3 Conditions to Obligations of the Goldsboro Parties. The obligations of the Goldsboro Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a)  Representations     and       Warranties.      The
     representations and warranties of the Purchaser contained in
     Article VII shall have been correct and complete in all material respects as of the date hereof and shall be correct and complete in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be correct and complete in all respects.

          (b)  Performance  of Obligations by the Purchaser.  The
     Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it hereunder on or prior to the Closing Date.

          (c) Opinion of the Purchaser's Counsel. The Goldsboro Parties shall have received an opinion of King & Spalding LLP, counsel to the Purchaser, dated the Closing Date, substantially in the form agreed to by the Parties (the "Purchaser Opinion").

          (d) Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Goldsboro
     Parties the documents listed in Section 10.3.

                           ARTICLE X.
                            CLOSING

     Section 10.1 Closing. The Maxwell Closing shall occur at 9:00 a.m., Atlanta, Georgia time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article IX that are contemplated to be satisfied prior to the Closing, or on such other date as the Parties may agree. The
Seaboard Closing shall occur immediately following the Maxwell Closing. The Closing shall take place at the offices of Kilpatrick Stockton LLP, 3737 Glenwood Avenue, Suite 400, Raleigh, North Carolina 27612 or at such other place as the Parties may agree.

     Section 10.2 Goldsboro Parties' Closing Deliveries. At the Closing, the Goldsboro Parties shall deliver, or cause to be delivered, to the Purchaser the following:

          (a) a certificate executed by Maxwell, on behalf of the Goldsboro Parties, as to compliance with the conditions set forth in Sections 9.2(a) and (b);

          (b)  the Payoff Letters;

          (c)  the Newco Promissory Note, executed by Newco;

          (d)  the  Murphy-Brown  Purchase Agreement, executed by
     Newco and Murphy-Brown;

          (e)  the  Murphy-Brown Butterball Interest Contribution
     Agreement, executed by Newco and the Company;

          (f)  the  M-G  Purchase  Agreement,  executed  by   the
     Maxwell  Group  and  certain  MGI  Subsidiaries   and  their
     Affiliates and the Company;

          (g)  the  Maxwell  Redemption  Agreement,  executed  by
     Maxwell and the Company;

          (h)  the Seaboard Purchase Agreement, executed by Newco;

          (i)  the Management Services Agreement, the Feed Supply
     Agreement,  and  the  Pathology  Lab  Services Agreement and
     Lease, each executed by Goldsboro or its Affiliate, as applicable, and the Company;

          (j)  the   Maxwell   Transition   Services   Agreement,
     executed by Sleepy Creek Turkeys, Inc. and the Company;

          (k)  the  Grower  Contract  Assignments,  executed   by
     Maxwell or Newco, as applicable, and the Company;

          (l) the Access Easement Agreements, executed by the Company and the Adjacent Owners, as applicable;

          (m)  the Goldsboro Opinion;

          (n)  a  certificate  of  non-foreign  status   by  each
     Goldsboro Party and the Company sworn under penalty of perjury and in form and substance required under Treasury
     Regulation Section 1.1445-2(B)(2)(iv),   stating  that  such
     Goldsboro Party or the Company, as applicable, is not a "foreign person" as defined in Section 1445 of the Code and setting forth such Goldsboro Party's or the Company's, as applicable, name, taxpayer identification number and address; and

          (o) all other documents required to be entered into by the Company, any of its Subsidiaries or any Goldsboro Party pursuant hereto or reasonably requested by the Purchaser to otherwise consummate the transactions contemplated hereby.

     Section 10.3 Purchaser Closing Deliveries. On the Closing, the Purchaser shall have delivered, or caused to be delivered, to the Goldsboro Parties the following:

          (a) a certificate of an authorized officer of the Purchaser as to compliance with the conditions set forth in Sections 9.3(a) and (b);


          (b) the Seaboard Purchase Agreement, executed by the Purchaser;

          (c)  the Purchaser Opinion; and

          (d) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

                           ARTICLE XI.
                           TERMINATION

     Section 11.1   Termination.    This    Agreement    may   be
terminated:

          (a)  in writing by mutual consent of the Parties;

          (b) by written notice from Maxwell to the Purchaser, in the event the Purchaser (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or
     (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within twenty (20) days following Maxwell having notified the Purchaser of its intent to terminate this Agreement pursuant to this Section 11.1(b);

          (c) by written notice from the Purchaser to Maxwell, in the event any of the Goldsboro Parties (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained in Article VI, which failure or breach is not cured within twenty (20) days following the Purchaser having notified Maxwell of its intent to terminate this Agreement pursuant to this Section 11.1(c); or

          (d) by written notice by Maxwell to the Purchaser or the Purchaser to Maxwell, as the case may be, in the event the Closing has not occurred on or prior to the Expiration Date for any reason other than delay or nonperformance of the Party seeking such termination.

     Section 11.2   Specific Performance and Other Remedies.

          (a)  Each  Party hereby acknowledges that the rights of
     each Party  to  consummate  the  transactions   contemplated
     hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

          (b)  Notwithstanding  anything  in  Section  11.2(a) or
     Section 11.3 to the contrary, in addition to any other remedies which may otherwise be available to Purchaser in accordance with this Agreement, if the Purchaser terminates this Agreement pursuant to Section 11.1(c) or Maxwell terminates this Agreement pursuant to Section 11.1(d) and the Goldsboro Parties elect to sell the Maxwell Butterball Interest to Smithfield or its Affiliates on or prior to December 31, 2011, then the Goldsboro Parties shall pay to the Purchaser within ten (10) days following the consummation of such sale a cash amount equal to the greater of (i) One Million Dollars ($1,000,000) or (ii) an amount equal to 50% of the amount, if any, by which (x) the total purchase price paid to the Goldsboro Parties in exchange for the Maxwell Butterball
Interest exceeds (y) the Maxwell Target Price.

     Section 11.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article XI, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under Section
8.7 (Public Announcements), Section 11.2(b) (Specific Performance and Other Remedies), Section 13.1 (Notices), Section 13.4 (Controlling Law; Amendment), Section 13.5 (Consent to
Jurisdiction, Etc.) and Section 13.12 (Transaction Costs) and this Section 11.3, all of which shall survive the date of such termination. Each Party shall redeliver all documents, work papers and other materials of the other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same or, upon prior written notice to such Party, shall destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and all confidential information received by any Party with respect to the other Parties shall be treated in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

                          ARTICLE XII.
                         INDEMNIFICATION

     Section 12.1 Indemnification Obligations of the Goldsboro Parties to the Company. The Goldsboro Parties shall, jointly and severally, indemnify, defend and hold harmless the Company Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) any breach or inaccuracy of any representation or warranty made by any Goldsboro Party in Article IV or
     Article V (other than Section 4.12 and Section 5.5, as those matters are otherwise covered by Section 12.1(c)) of this Agreement or the Goldsboro Ancillary Documents;

          (b)  any  breach   of   any   covenant,   agreement  or
     undertaking made by any Goldsboro Party in this Agreement or the Goldsboro Ancillary Documents;

          (c) any claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments incurred by the Company and its Subsidiaries after the Closing Date relating to, resulting from or arising out of any Legal Proceedings (including the Company Legal Proceedings and the MGI Legal Proceedings listed on Schedule
     4.12 or Schedule 5.5), except to the extent otherwise reserved for in Final Working Capital Schedule with respect to such Legal Proceedings;

          (d) any liability or obligation relating to the Maxwell Growing Interest, other than to the extent not required to be performed on or prior to the Closing Date and accruing and relating to operations subsequent to the Closing Date;

          (e)  any  liability  or  obligation  relating   to  the
     Excluded Maxwell Growing Interest Assets;

          (f)  any   Indebtedness   of   the   Company    or  its
     Subsidiaries as of the Closing Date other than the Term Debt, the Revolver, the Maxwell Group Member Note, the MB Member Note and any other Indebtedness disclosed in Schedule 4.3(b); or

          (g) any liability or obligation arising out of or relating to any claim asserted against the Company or any of its Subsidiaries by Murphy-Brown.

     Section 12.2 Indemnification Obligations of the Goldsboro Parties to the Purchaser. The Goldsboro Parties shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) any breach or inaccuracy of any representation or warranty made by the Goldsboro Parties in Article VI of this Agreement or the Goldsboro Ancillary Documents; or

          (b)  any  breach   of   any   covenant,   agreement  or
     undertaking made by any Goldsboro Party in this Agreement or the Goldsboro Ancillary Documents.

     The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Purchaser Indemnified Parties described in this Section 12.2 as to which the Purchaser Indemnified Parties are entitled to indemnification and the claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Company Indemnified Parties described in Section 12.1 as to which the Company Indemnified Parties are entitled to indemnification are collectively referred to as "Indemnifiable Losses."

     Section 12.3 Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Goldsboro Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) any breach or inaccuracy of any representation or warranty made by the Purchaser in Article VII of this Agreement or in any Purchaser Ancillary Document; or

          (b)  any  breach   of   any   covenant,   agreement  or
     undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document.

     The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Goldsboro Indemnified Parties described in this Section 12.3 as to which the Goldsboro Indemnified Parties are entitled to indemnification are collectively referred to as "Goldsboro Losses."

     Section 12.4   Indemnification Procedure.

          (a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from another Party for any Indemnifiable Loss or any Goldsboro Loss (as the case may be), such Indemnified Party
     shall notify the Purchaser or Maxwell  (on  behalf   of  the
     Goldsboro Parties), as the case may be (the "Indemnifying Party"), promptly following the Indemnified Party's receipt of such complaint or notice of the commencement of such
     audit,  investigation,  action   or   proceeding;  provided,
     however,  that  the  failure  to so  notify the Indemnifying
     Party  shall   relieve the Indemnifying Party from liability
     hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party
     of  rights  and   defenses   otherwise   available   to  the
     Indemnifying  Party  with  respect   to   such  claim.   The
     Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days
     thereafter   assuming   full   responsibility    for     any
     Indemnifiable Losses or Goldsboro Losses (as the case may be)
     resulting  from  such   audit,   investigation,   action  or
     proceeding,  to assume the defense of such complaint, audit,
     investigation,  action   or  proceeding,  to the extent such
     complaint,  audit,  investigation,  action   or   proceeding
     involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any complaint, audit, investigation, action or proceeding if (i) such claim could result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified
     Party  reasonably  believes  that  the  interests   of   the
     Indemnifying Party and the Indemnified Party with respect to the such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim. In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty
     (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

          (b) No Indemnified Party may settle or compromise any audit, investigation, action or proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such claim pursuant to Section 12.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

          (c) In the event an Indemnified Party claims a right to payment pursuant hereto, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 12.4(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 12.5. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XII or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article XII, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds in an amount equal to such claim as determined hereunder.

          (d) The Parties agree that the Purchaser shall have the right to exercise the rights of the Company Indemnified Parties under this Article XII, but any amounts paid in satisfaction of any Indemnifiable Losses on behalf of the Company Indemnified Parties shall be paid to the Company.

          (e) Any indemnification obligation of the Goldsboro Parties pursuant to this Article XII shall be satisfied by the Goldsboro Parties on a joint and several basis.

     Section 12.5 Claims Period. The Claims Period hereunder shall begin on the date hereof and terminate as follows:

          (a)  (i) with  respect  to  Indemnifiable Losses arising
     under  Section  12.1(a)  with  respect  to   any   breach  or
     inaccuracy of any representation or warranty in Section 4.2 (Authorization), Section 4.3 (Capital Structure), or Section
     4.30 (Brokers), the Claims Period shall continue indefinitely
     (ii)  with respect  to  Indemnifiable  Losses  arising  under
     Section 12.1(a) with respect to any breach or inaccuracy of any representation or warranty in Section 4.1 (Organization),
     Section 4.7(a) (Title to Assets) or Section 5.2(a) (Title to Assets), the Claims Period shall terminate on the date that is three (3) years following the Closing Date (iii) with respect to Indemnifiable Losses arising under Section 12.1(a)
     with   respect  to   any   breach   or   inaccuracy   of  any
     representation or warranty in Section 4.15 (Tax Returns; Taxes), the Claims Period shall terminate on the date that is sixty (60) days following the termination of the applicable statute of limitations or, if there is no applicable statute of limitations, the Claims Period shall terminate on the date that is five (5) years following the Closing Date (iv) with respect to Indemnifiable Losses arising under Section 12.1(b), the Claims Period shall terminate on the date that is two (2)
     years  following  the  Closing  Date  (v)  with  respect   to
     Indemnifiable Losses arising under Section 12.1(c), the Claims Period shall terminate on the date that is five (5) years following the Closing Date (vi) with respect to Indemnifiable Losses arising under Section 12.1(d) the Claims Period shall terminate on the date that is two (2) years
     following   the   Closing   Date   (vii)   with   respect  to
     Indemnifiable  Losses   arising  under  Section 12.1(e),  the
     Claims Period shall continue indefinitely, and (viii) with respect to all other Indemnifiable Losses arising under
     Section 12.1, the Claims Period shall terminate on the date that is twelve (12) months following the Closing Date;

          (b)  with  respect to Indemnifiable Losses arising under
     Section 12.2, the Claims Period shall terminate on the date that is twelve (12) months following the Closing Date; and

          (c)  with  respect  to  Goldsboro  Losses  arising under
     Section 12.3, the Claims Period shall continue indefinitely.

     Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

     Section 12.6 Liability Limits. Notwithstanding anything to the contrary set forth herein, no claim shall be made against any Goldsboro Party for indemnification under Sections 12.1(a), 12.1(c) or 12.2(a) for Indemnifiable Losses unless and until the aggregate amount of such Indemnifiable Losses exceeds One Million Dollars ($1,000,000) (the "Indemnity Basket"), in which event the Purchaser (on behalf of the Company Indemnified Parties) may claim indemnification for all Indemnifiable Losses only to the extent such Indemnifiable Losses, in the aggregate, exceed One Million Dollars ($1,000,000). The total aggregate amount of the liability of the Goldsboro Parties for Indemnifiable Losses indemnified under Sections 12.1(a), 12.1(c) and 12.2(a) shall be limited to Ten Million Dollars ($10,000,000) (the "Indemnity Cap"). The amount of Indemnifiable Losses otherwise payable to any Indemnified Party pursuant to this Article XII shall be net of any insurance proceeds actually received by such Indemnified Party with respect to such Indemnifiable Losses.

     Section 12.7 Exclusive Remedy. The Parties agree that, excluding (a) any claim for injunctive or other equitable relief,
(b) the rights of the Parties under Section 11.2, or (c) any claim related to fraud, willful misconduct or bad faith by the Goldsboro Parties or the Purchaser in connection with the transactions related to this Agreement, the indemnification provisions of this Article XII are intended to provide the sole and exclusive remedy as to all claims either the Goldsboro Parties, on the one hand, or the Purchaser, on the other hand, may incur arising from or relating to this Agreement.

                          ARTICLE XIII.
                    MISCELLANEOUS PROVISIONS

     Section 13.1 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:


     To the Purchaser:          Seaboard Corporation
                                9000 West 67th Street
                                Shawnee Mission, KS 66202
                                Attn:  David Becker, General Counsel

     with a copy to:            King & Spalding LLP
                                1180 Peachtree Street
                                Atlanta, GA  30309
                                Attn:  Russell B. Richards

     To the Goldsboro Parties   Maxwell Farms, LLC
     (Maxwell):                 938 Millers Chapel Road
                                Goldsboro, NC 27534

                                Attn: Tom Howell

     with a copy to:            Kilpatrick Stockton LLP
                                3737 Glenwood Avenue
                                Suite 400
                                Raleigh, NC 27612
                                Attn:  Gary Joyner


or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the fifth Business Day following it being mailed by registered or certified mail.

     Section 13.2 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party's rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

     Section 13.3 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     Section 13.4 Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

     Section 13.5 Consent to Jurisdiction, Etc. Each Party hereby irrevocably consents and agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of North Carolina or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party's property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 13.5 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

     Section 13.6 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

     Section 13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     Section 13.8 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

     Section 13.9 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     Section 13.10 Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for the Confidentiality
Agreement, which the Parties agree will terminate as of the Closing) and constitute the entire agreement among the Parties with respect thereto.

     Section 13.11 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

     Section 13.12 Transaction Costs. Except as provided above or as otherwise expressly provided herein, each Party shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel. Without limiting the foregoing, it is understood that the Goldsboro Parties shall pay the Maxwell Expenses and the Purchaser shall pay the Seaboard Expenses.


                          *  *  *  *  *

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

                         PURCHASER:

                         SEABOARD CORPORATION

                         By:  /s/ Robert L. Steer
                           Name:  Robert L. Steer
                           Title: Senior Vice President

                         GOLDSBORO:

                         GOLDSBORO MILLING COMPANY

                         By:  /s/ J. Louis Maxwell, Jr.
                           Name:  J. Louis Maxwell, Jr.
                           Title: Authorized Signatory


                         By:  /s/ J. Walter Pelletier, III
                           Name:  J. Walter Pelletier, III
                           Title: Authorized Signatory

                         MAXWELL:

                         MAXWELL FARMS, LLC

                         By:  /s/ J. Louis Maxwell, Jr.
                           Name:  J. Louis Maxwell, Jr.
                           Title: Authorized Signatory

                         By:  /s/ J. Walter Pelletier, III
                           Name:  J. Walter Pelletier, III
                           Title: Authorized Signatory

                         NEWCO:

                         GM ACQUISITION, LLC

                         By:  /s/ J. Louis Maxwell, Jr.
                           Name:  J. Louis Maxwell, Jr.
                           Title: Authorized Signatory

                         By:  /s/ J. Walter Pelletier, III
                           Name:  J. Walter Pelletier, III
                           Title: Authorized Signatory

                Signature Page to Purchase Agreement